                                                                 CONFORMED COPY

                                DM 280,000,000

                             FACILITIES AGREEMENT
                               in relation to a
                   MULTI-CURRENCY REVOLVING CREDIT FACILITY
                                     and
                        BILATERAL ANCILLARY FACILITIES

                                   between

                      WAVETEK WANDEL & GOLTERMANN, INC.
                                 as Borrower

                                     and

                    WANDEL & GOLTERMANN TECHNOLOGIES, INC.
                                 as Guarantor

                                     and

                        COMMERZBANK AKTIENGESELLSCHAFT
                                     and
                               DEUTSCHE BANK AG
                              as Joint-Arrangers

                                     and

                        COMMERZBANK INTERNATIONAL S.A.

                                   as Agent

                                     and

                                    OTHERS

                               TABLE OF CONTENTS

ARTICLE                                                                           PAGE
-------                                                                           ----
1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
2.  THE FACILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
3.  PURPOSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
4.  CONDITIONS PRECEDENT, NOTICE OF BORROWING AND. . . . . . . . . . . . . . . . . 14
    DETERMINATION OF TRANCHE B . . . . . . . . . . . . . . . . . . . . . . . . . . 14
5.  TERM OF ADVANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
6.  INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
7.  CURRENCY OPTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
8.  SUBSTITUTE BASIS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
9.  REPAYMENT AND PREPAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
10. MAINTENANCE OF DLJ LOAN REFINANCING. . . . . . . . . . . . . . . . . . . . . . 20
11. CANCELLATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
12. EVIDENCE OF DEBT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
13. PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
14. DEFAULT INTEREST AND INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . 25
15. SET-OFF AND REDISTRIBUTION OF PAYMENTS . . . . . . . . . . . . . . . . . . . . 26
16. CHANGE OF CIRCUMSTANCES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
17. THE GUARANTEE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
18. REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . 32
19. UNDERTAKINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
20. FINANCIAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
21. EVENTS OF EARLY REPAYMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 43
22. FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
23. EXPENSES AND STAMP DUTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . 47
24. THE AGENT, THE ARRANGERS AND THE BANKS . . . . . . . . . . . . . . . . . . . . 48
25. CERTIFICATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
26. NO WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
27. PARTIAL INVALIDITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
28. AMENDMENTS AND WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
29. CHANGE OF LENDING OFFICE AND ASSIGNMENTS . . . . . . . . . . . . . . . . . . . 54
30. LANGUAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
31. APPOINTMENT OF WGMH AS REPRESENTATIVE. . . . . . . . . . . . . . . . . . . . . 56
32. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
33. APPLICABLE LAW AND JURISDICTION. . . . . . . . . . . . . . . . . . . . . . . . 57
34. COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
    THE FIRST SCHEDULE - Banks and Commitments . . . . . . . . . . . . . . . . . . 61
    THE SECOND SCHEDULE - Conditions Precedent . . . . . . . . . . . . . . . . . . 62
    THE THIRD SCHEDULE - Notice of Borrowing . . . . . . . . . . . . . . . . . . . 64
    THE FOURTH SCHEDULE - Form of Transfer Certificate . . . . . . . . . . . . . . 66
    THE FIFTH SCHEDULE - Share Pledge Agreement. . . . . . . . . . . . . . . . . . 69
    THE SIXTH SCHEDULE - Ancillary Facilities. . . . . . . . . . . . . . . . . . . 81

This Facilities Agreement (the "AGREEMENT") is made the 23rd day of December, 1998 between

(1) Wavetek Wandel & Goltermann, Inc., a Delaware Corporation, Research Triangle Park, North Carolina, USA as borrower (hereinafter referred to as the "BORROWER") ,

(2) Wandel & Goltermann Technologies, Inc., a North Carolina Corporation, Research Triangle Park, North Carolina, USA as guarantor (hereinafter referred to as the "GUARANTOR"),

(3) Commerzbank Aktiengesellschaft and Deutsche Bank AG as Joint-Arrangers (hereinafter referred to in such capacity as the "ARRANGERS" and each individually as an "ARRANGER"),

(4) the financial institutions named inthe First Schedule (hereinafter referred to collectively as the "BANKS"),

(5) Deutsche Bank AG, Reutlingen Branch, as additional party under an Ancillary Facility to be made between Deutsche Bank AG, Reutlingen Branch and the Borrower in accordance with this Agreement (hereinafter referred to as "DEUTSCHE BANK AG, REUTLINGEN BRANCH" or the "ADDITIONAL LENDER"),

(6) Commerzbank International S.A. as agent for the Banks (hereinafter referred to in such capacity as the "AGENT").

Now it is hereby agreed as follows:


1. DEFINITIONS

(A)    In this Agreement the following terms have the following meanings:

"ACQUIRED FINANCIAL INDEBTEDNESS" means the financial indebtedness refered to under Article 19 (I)(8).

"ADVANCE" means the principal amount of each advance made or to be made by the Banks to the Borrower under the Revolving Credit Facility (as from time to time reduced by prepayment or repayment).

"ANCILLARY COMMITMENTS" means in relation to any Bank its commitment with respect to the Ancillary Facilities as set out in the Sixth Schedule.

"ANCILLARY FACILITIES" means all ancillary facilities referred to in Article 2 (B).

"ATE" means Wandel & Goltermann ATE Systems, Inc.

"BILATERAL FACILITIES" means all existing bilateral facilities of the Borrower or its subsidiaries set out in the Disclosure Letters.

"BORROWING AMOUNT" means DM 10 million (or following the Commencement Date EURO 5 million) or, if more, an integral multiple of DM 5 million (or following the Commencement Date EURO 2.5 million) or the remainder of Tranche A or Tranche B respectively (or the equivalent of any such amount in an Optional Currency).

"BUSINESS DAY" means (a) a day (other than a Saturday or Sunday) on which banks are open for business as required in connection herewith (other than in relation to a payment of or rate fixing to EUROs), in London, Luxembourg and Frankfurt, and if such reference relates to the date for the payment or purchase of any sum denominated in any Optional Currency in the principal financial centre of the country of such Optional Currency and (b) in relation to a payment of or rate fixing relating to EUROs, a TARGET Day.

"CODE" means the United States Internal Revenue Code of 1986, as amended, from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

"COMMENCEMENT DATE" means the date of the third stage of EMU as contemplated by the Treaty (at the date of this Agreement expected to be 1 January, 1999).

"COMMITMENT PERIOD" means the period commencing on the date hereof and ending on the Final Maturity Date (both dates inclusive).

"DEUTSCHE MARK" or "DM" means the lawful currency for the time being of the Federal Republic of Germany.

"DISCLOSURE LETTERS" means the letters from the Borrower to the Agent dated 22nd day of December, 1998 setting out details of certain existing encumbrances and existing long-term facilities.

"DLJ LOAN" means the credit facilities in the amount of USD 45,000,000 made available to the Borrower under a credit agreement dated June 11, 1997, and made between the Borrower (at that time named Wavetek Corporation), DLJ Capital Funding Inc. and the banks named therein.

"ECU" means the European Currency Unit.

"EMU" means the Economic and Monetary Union as contemplated in the Treaty.

"EMU LEGISLATION" means legislative measures of the European Council for the introduction of, changeover to, or operation of, a single or unified European currency.

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

"ERISA AFFILIATE" means, at any time, each person (as defined in Section 3
(9) of ERISA) that would, at the time, be treated together with a member of the Group as a "single employer" (i) within the meaning of Section 414 (b),
(c), (m) or (o) of the Code or (ii) as a result of such member of the Group being or having been a general partner of such person.

"EURIBOR" means the percentage rate per annum equal to the rate for deposits in EUROs for a period equal to the period for which an interest rate has to be determined hereunder (hereinafter referred to as the "Relevant Period") which appears on the page of the Bridge Telerate Screen which displays for spot value (D+2) and on an actual/360 day-count convention basis the average EURIBOR rate as agreed with Euribor FBE (anticipated to be page 248) at or about 11:00 a.m. Brussels time on the Interest Determination Date.

"EURO OR EUROS" means the single currency to be introduced on the Commencement Date but, prior to the Commencement Date, references to the "EURO" or to "EUROs" shall be read as references to ECU.

"EURO UNIT" means a unit of the EURO as defined in EMU legislation.

"EVENT OF EARLY REPAYMENT" means any of the events described in Article 21.

"FACILITIES" means the Revolving Credit Facility and the Ancillary Facilities and "FACILITY" shall mean one of them granted to the Borrower under Article 2 as from time to time reduced pursuant to the terms hereof.

"FACILITY AMOUNT" means the amount in DM set out with respect to the Revolving Credit Facility in Article 2 (A) adjusted, as the case may be, to take into account any reduction in accordance with the terms hereof.

"FACILITY DOCUMENTS" means this Agreement, the Share Pledge Agreement and any document evidencing the terms of any other agreement or document that may be entered into or executed pursuant to or in connection with any of the foregoing by the Obligors or either of them or entered into by any person creating or evidencing security for the obligations of the Borrower hereunder whether by way of personal covenant, charge, security interest, mortgage, pledge or otherwise or regulating the priorities of such security, and any other agreement or document designated in writing as a "Facility Document" by the Borrower and the Agent.

"FINAL MATURITY DATE" means, subject to any cancellation or other termination of all Banks' Commitments in accordance with the terms hereof, the date which falls on the second anniversary of the date hereof.

"GAAP" means, in relation to an Obligor the accounting principles generally accepted in the United States.

"GBP" means the lawful currency for the time being of the United Kingdom.

"GROUP" means the Borrower and all of its subsidiaries.

"GUARANTEED AMOUNT" means the amount set out in Article 17 (A).

"IMMATERIAL SUBSIDIARIES" means for the purposes of Article 18 (A) (8) and
Article 21 (F) and (J) (i) any subsidiary the annual turnover of which is less than DM 2 million and the total assets of which amount for not more than DM 2 million as of the end of the most recent fiscal quarter and (ii) Wandel & Goltermann Inc., Canada as long as its annual turnover is not higher than in its financial statements of September 30, 1998.

"INTERBANK MARKET" means the European Interbank euro-currency Market.

"INTERBANK RATE" means in relation to any Advance

(i)    in the case of EUROs EURIBOR, or

(ii) in the case of any other currency (other than Sterling LIBOR), meaning the per annum rate of interest for the relevant term appearing on Telerate Screen page 3750 or 3740, as the case may be, or any equivalent successor to any such page at or about 11:00 a.m. on the Interest Determination Date for the relevant term, as being the interest rate offered in the Interbank Market for deposits in the currency of the Advance for delivery on the first day of such term and for a period approximately equal to such term, or

(iii) in the case of Sterling or if the relevant rate does not appear on the relevant Telerate Screen or the Agent determines that no rate for a period of comparable duration to the relevant term appears on the relevant Telerate Screen for the currency of the Advance, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary to the nearest whole multiple of one sixteenth of one per cent (1/16 %)) of the rates at which each of the Reference Banks was offered by prime banks in the Interbank Market deposits in the currency in which such Advance is to be denominated at or about 11:00 a.m. on the Interest Determination Date for the relevant term.

"INTEREST DETERMINATION DATE" means in relation to any Advance the Business Day which is two Business Days prior to the making of such Advance.

"LENDING OFFICE" means in relation to a Bank, the office identified with its signature below or such other office as notified by such Bank to the Agent pursuant to Article 29 (B).

"LOAN" means the aggregate principal amount for the time being advanced and outstanding pursuant to this Agreement.

"MAJORITY BANKS" means whilst there are no Advances outstanding a group of Banks whose aggregate Revolving Credit Facility Commitments at the relevant time exceed 66 2/3 per cent. of the Facility Amount and, whilst (an) Advance(s) is/are outstanding, a group of Banks to whom in aggregate more than 66 2/3 per cent. of the Loan is owing.

"MARGIN" means (i) in any case 0.9 per cent. per annum and (ii) following September 30, 1999 1.5 per cent. per annum if and as long as the Revolving Credit Facility Commitments have not been reduced in the minimum amount of DM 100,000,000 in accordance with
Article 9 and Article 11.

"MATERIAL ADVERSE EFFECT" means, for the purposes of Articles 18 (A)(7) and
(11) and 19 (G) and 21 (R), a material adverse affect on the business or financial condition of either Obligor and / or the Group taken as a whole or on the ability of either of the Obligors to perform its obligations hereunder.

"MATERIAL MEMBER OF THE GROUP" means any member of the Group other than Immaterial Subsidiaries.

"MATURITY DATE" means in relation to any Advance, the last day of the term of such Advance.

"MERGER AGREEMENT" means the Exchange and Merger Agreement, dated as of June 12, 1998, by and among the Borrower, WGMH and the stockholders listed therein, as amended.

"MULTIEMPLOYER PLAN" means any multiemployer plans defined in Section 4001 of ERISA, which is contributed to by (or which there is an obligation to contribute) the Borrower, the Guarantor or any of their subsidiaries or an ERISA Affiliate, each such plan for the five year period immediately following the latest date on which the Borrower, the Guarantor or any of their subsidiaries or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

"NATIONAL CURRENCY UNIT" means the unit of currency (other than a EURO unit) of a Treaty Country.

"NOTICE OF BORROWING" means the written notice of borrowing to be given by the Borrower to the Agent in the form of the Third Schedule.

"OBLIGORS" means the Borrower and the Guarantor and "OBLIGOR" means each and either of the Obligors.

"OPTIONAL CURRENCY" means any lawful euro-currency (including for the avoidance of doubt INTER ALIA USD, YEN, SFR, GBP) other than the Original Currency (excluding ECU and, following the Commencement Date, the National Currency Units of the member states of the European Union participating in the third stage of EMU), which is freely transferable and convertible into the Original Currency and of which deposits are freely available to each Bank in the Interbank Market.

"ORIGINAL CURRENCY" means DM or, following the Commencement Date, EURO.

"ORIGINAL CURRENCY AMOUNT" in relation to an Advance means the amount in the Original Currency which would have been outstanding if such Advance had been made available in the Original Currency.

"ORIGINAL CURRENCY EQUIVALENT" in relation to an Advance means the amount in the relevant Optional Currency ascertained by converting the Original Currency Amount of the Advance into such Optional Currency at the spot rate of exchange (as conclusively determined by the Agent) for the purchase by the Agent in the relevant foreign exchange market of such Optional Currency at or about 11:00 a.m. one Business Day prior to the Interest Determination Date.

"ORIGINAL FINANCIAL STATEMENTS" means

(i) in relation to the Borrower its audited consolidated and unconsolidated financial statements for the business year ending September 30, 1998; and

(ii) in relation to the Guarantor its unaudited consolidated and unconsolidated financial statements for the business year ending September 30, 1998; and

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"PLAN" shall mean any multiemployer or single-employer plan as defined in
Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower the Guarantor or any of their subsidiaries or an ERISA Affiliate, and each such plan for the five yer period immediately following the latest date on which the Company, or a Subsidiary of the Company or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

"REFERENCE BANKS" means Baden Wurttembergische Bank AG, Commerzbank International S.A., Deutsche Bank Luxembourg S.A. or such other Bank or Banks as may be substituted therefor with the consent of the Borrower in accordance with this Agreement.

"RELEVANT JURISDICTION" means in relation to any Obligor the jurisdiction in which it is incorporated.

"REPORTABLE EVENT" means a "reportable event" as defined in Section 4043 (b) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under sub-section .3, 14, 16, 18, 19 or 20 of PBGC Regulation Section 2615.

"REVOLVING CREDIT FACILITY " means the revolving loan facility referred to in
Article 2 (A).

"REVOLVING CREDIT FACILITY COMMITMENT" means the amount set out under the heading "REVOLVING COMMITMENT" for each Bank the First Schedule.

"REVOLVING LOAN" means the aggregate amount of the Advances outstanding.

"SHARE PLEDGE AGREEMENT" means the share pledge agreement between the Borrower and the Banks to be made in accordance with the form set forth in the Fifth Schedule.

"STERLING" means the lawfull currency for the time being of the United
Kingdom.

"TARGET" means the Trans-European Automated Real-time Gross Settlement Express Transfer System.

"TARGET DAY" means a day on which payments in EUROs are settled in the TARGET system.

"TOTAL COMMITMENTS" means in relation to any Bank the aggregate of its Revolving Credit Facility Commitment and its Ancillary Commitment.

"TRANCHE A" means the Tranche A of the Revolving Credit Facility referred to in Article 2 (A).

"TRANCHE A OUTSTANDINGS" means the aggregated USD-countervalue of all Advances made under Tranche A provided that the USD-countervalue of such Advances is determined by the Agent for each of such Advances separately at the spot rate of exchange (as conclusively determined by the Agent) for the purchase by the Agent in the relevant foreign exchange market of the currency of such Advances at or about 11:00 a.m. one Business Day prior to the Interest Determination Date for each such Advance.

"TRANCHE B" means the Tranche B of the Revolving Credit Facility referred to in Article 2 (A).

"TRANCHE B AMOUNT" means the amount available under Tranche B from time to time as determined under Article 2 (A).

"TRANSFER CERTIFICATE" means a certificate substantially in the form of the Fourth Schedule.

"TREATY" means the Treaty Establishing the European Community being the Treaty of Rome of 25 March, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 7 February, 1992 and came into force on 1 November, 1993), as amended from time to time.

"TREATY COUNTRY" means each state described as a participating member state in any EMU legislation.

"UNFUNDED CURRENT LIABILITY" of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

"USD" means the lawful currency for the time being of the United States of America.

"WAVETEK BOND" means the USD 85 million 10 1/8 % Senior Subordinated Notes due June 15, 2007 of Wavetek Wandel & Goltermann, Inc. (formerly named Wavetek Corporation) as borrower and Wavetek U.S., Inc., Wandel & Goltermann Technologies, Inc., ATE, W & G Equities, Inc. and Digital Transport Systems, Inc as guarantors.

"WGMH" means Wandel & Goltermann Holding GmbH.

(B)    Any reference in this Agreement to:

(i) an "AFFILIATE" of any person is a reference to a holding company or a subsidiary, or a subsidiary of a holding company of such person;

(ii) the "BANKS" shall also be construed as a reference to their respective successors and permitted assignees;

(iii) "CURRENCY OF THE ADVANCE" shall be construed as a reference to Deutsche Mark or, as the case may be, such other currency in which the relevant Advance may be outstanding pursuant to the provisions hereof;

(iv) "ENCUMBRANCE" shall be construed as a reference to a mortgage, pledge, lien, charge (whether fixed or floating), assignment, hypothecation, security interest, title retention, preferential right or trust arrangement and any other security agreement or arrangement whether to existing or future assets or revenues;

(v) "EQUIVALENT", on any date in one currency (the "FIRST CURRENCY") of an amount denominated in another currency (the "SECOND CURRENCY"), is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Agent at or about 11.00 a.m. (or such other time as may be appropriate) on such date for the purchase of the first currency with the second currency;

(vi) "FINANCIAL INDEBTEDNESS" shall be construed so as to include any obligation for the payment or repayment of money, whether present or future, of any person for or in respect of:

       (a)    any indebtedness for monies borrowed and debit balances at banks;
       (b) any indebtedness (actual or contingent) under a guarantee, bond, security indemnity or other commitment designed to assure any creditor against any loss in respect of any financial indebtedness of any third party;
       (c)    any indebtedness under any acceptance credit;
       (d) any indebtedness under any debenture, note, bond, bill of exchange or commercial paper instrument issued for borrowing purposes;
       (e) any indebtedness for monies owing in respect of any interest rate swap or cross-currency swap or forward sale or purchase contract or other form of interest or currency hedging transaction; and
       (f) any other payment obligation under any capital lease (FINANZIERUNGSLEASING) entered into for the purpose of obtaining or raising finance and reflected or to be reflected in accordance with GAAP on the consolidated balance sheet of the Borrower;

(vii) "INDEBTEDNESS" shall be construed so as to include any obligation for the payment or repayment of money, whether present or future, actual or contingent (including contingent obligations by reason of any guarantee or other assumption of liability for obligations of third parties);

(viii) a "LIQUIDATION" shall be construed so as to include any winding-up and dissolution and "LIQUIDATION LAW" shall be construed accordingly;

(ix) a "PERSON" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(x) a "SUBSIDIARY" of a company or corporation shall be construed as a reference to any company or corporation:

       (a) which is controlled by the firstmentioned company or corporation in the meaning of Section 15 et. seq. of the German Stock Corporation Act (AKTG); or
       (b) which is a subsidiary of another subsidiary of the first-mentioned company or corporation;

(xi) "TAXES" shall be construed so as to include all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions or conditions resulting in a charge, and "TAX" and "TAXATION" shall be construed accordingly;

(xii) an Article or a Schedule or a Part is a reference to an article hereof, a schedule hereto or a part hereof, respectively;

(xiii) a paragraph is, unless otherwise stated, a reference to a paragraph of the Article in which the reference appears;

(xiv) a sub-paragraph is, unless otherwise stated, a reference to a sub-paragraph of the paragraph in which the reference appears;

(xv) a time of day shall, save where the contrary is indicated, be construed as a reference to London time.

(C) Article headings are for ease of reference only and shall be disregarded in the construction of this Agreement.

(D) Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa.

(E) Any provision of this Agreement that states that it will come into effect as from the Commencement Date shall, to the extent that any such provision related to any currency of a state which is not a Treaty Country on the Commencement Date, come into effect in relation to the currency of such state on and from the date on which such state becomes a Treaty Country.

2. THE FACILITIES

(A) The Banks agree to make available through their respective Lending Offices to the Borrower upon the terms and subject to the conditions hereof a revolving credit facility in the maximum aggregate principal amount of DM 195,000,000 (Deutsche Mark one hundred and ninety five million) or its equivalent from time to time in Optional Currencies which is divided in (i) a Tranche A in the amount of the DM-equivalent of USD 45,000,000 (or if lower, the USD-equivalent of DM 195,000,000), and (ii) a Tranche B in the amount equal to the difference between DM 195,000,000 and the Amount of Tranche A as determined by the Agent in accordance with Article 4 (B) reduced by the amount of the Acquired Financial Indebtedness (if any).

(B) Each Bank (except Deutsche Bank Luxembourg S.A.) and Deutsche Bank AG, Reutlingen Branch, agrees to make available an Ancillary Facility to the Borrower in the amount set out for each Bank individually in the Sixth Schedule and the aggregate amount of all such Ancillary Facilities will at no time exceed an amount of DM 85,000,000 or its equivalent. The Ancillary Facilities may only comprise facilities for the issue of guarantees, security indemnity (or other commitment designed to assure any creditor against any loss), trade or stand-by letters of credit, overdrafts, short term loans, automated payment, cheque drawing and other current account facilities, interest rate swaps or cross-currency swaps or forward sale or purchase contracts or other form of interest or currency hedging transactions and each Bank undertakes and warrants to the other Banks that the terms and conditions governing the respective Ancillary Facility to which it is party shall have to the extent legally possible the same terms and conditions as the terms and conditions hereof.

(C) The Facilities shall be made available severally by each Bank (and Deutsche Bank AG, Reutlingen Branch respectively) in the amount of its Total Commitment (and in the case of Deutsche Bank AG, Reutlingen Branch, its commitment set out in the Sixth Schedule) and each Bank shall participate in each Advance to be made under the Revolving Credit Facility in the proportion which its Revolving Credit Facility Commitment bears to the amount of the Revolving Credit Facility.

(D) The failure of any Bank (and Deutsche Bank AG, Reutlingen Branch respectively) to perform its obligations hereunder shall neither affect the obligations of the Agent or the other Banks (and Deutsche Bank AG, Reutlingen Branch respectively) towards the Borrower nor the obligations of the Borrower towards the Agent or any other Bank (and Deutsche Bank AG, Reutlingen Branch respectively), nor shall the Agent or any other Bank (and Deutsche Bank AG,

Reutlingen Branch respectively) be liable for the failure of such Bank (and Deutsche Bank AG, Reutlingen Branch respectively) to perform its obligations hereunder.

(E) The obligations of the Banks (and Deutsche Bank AG, Reutlingen Branch respectively) hereunder, and the rights of the Agent and the Banks (and Deutsche Bank AG, Reutlingen Branch respectively) hereunder, shall be several. The amounts outstanding at any time hereunder from the Borrower to any of the Banks (and Deutsche Bank AG, Reutlingen Branch respectively), the Arrangers or the Agent shall be a separate and independent debt and each such party shall be entitled to protect and enforce its rights arising out of this Agreement and the Ancillary Facilities independently of any other party and it shall not be necessary for any other party hereto to be joined by an additional party in any proceedings for this purpose.

(F) Immediately following the Commencement Date the Facilities shall be re-denominated in EURO and all DM-amounts set out in paragraphs A and B shall be the countervalue of such DM-amount. Each such EURO-countervalue shall be determined by the Agent on the basis of the official DM/EURO conversion rate set by the European Council on the Commencement Date pursuant to Article 109L sub-paragraph 4 first sentence of the Treaty. The First Schedule, the Sixth Schedule and sub-paragraphs (A) and (B) shall be adjusted accordingly

(G) In the case that any bank chosen by the Borrower shall be willing to become a bank hereunder the parties hereto will consider an amendment of this Agreement to the effect that such bank shall become a Bank hereunder bearing a Revolving Credit Facility Commitment in the maximum amount of DM 15,000,000 and an Ancillary Facilities Commitment of a maximum of DM 5,000,000.

3. PURPOSE

(A) Save to the provisions of Article 4 (A) the Borrower shall apply the amounts raised by it under the Revolving Credit Facility and/or the Ancillary Facilities (a) to the extent raised under Tranche A, for the refinancing and replacement of the DLJ Loan or any other facility that has refinanced or replaced such DLJ Loan in accordance with the provisions thereof, and (b) in any case other than pursuant to subclause (a) above, an amount of approximately DM 51,000,000 or its equivalent for the acquisition of all shares in the Guarantor and ATE from WGMH and (c) for the refinancing of the Bilateral Facilities and (d) for the general financing requirements of it and any of its subsidiaries.

(B) Without prejudice to the obligations of the Borrower under paragraph (A), neither the Arrangers, the Agent and the Banks nor any of them shall be obliged to concern themselves with the application of amounts advanced or raised hereunder.

4. CONDITIONS PRECEDENT, NOTICE OF BORROWING AND
   DETERMINATION OF TRANCHE B

(A)    Subject to:

(1) all representations and warranties listed in Article 18 being true and correct on and as of the date on which an Advance is to be made hereunder; and

(2) no Event of Early Repayment or an event which with the giving of notice, lapse of time or fulfilment of any other condition (all as provided for herein) would constitute an Event of Early Repayment having occurred; and

(3) the receipt by the Agent of a Notice of Borrowing duly completed, such Notice of Borrowing to be received by the Agent not later than at
       11.00 a.m. on the fourth Business Day prior to the date on which the relevant Advance is to be made hereunder and not later than one month before the Final Maturity Date; and

(4) the total number of Advances which have been made hereunder and have not, or will have not as of the proposed drawdown date of the relevant Advance, fallen due for repayment is not more than fifteen; and

(5) the proposed amount of the Advances being an amount which when aggregated with the amounts of all previous Advances then outstanding (including any other Advances to be made on or before the proposed date for the making of such Advances but excluding any Advances respectively to be repaid on or before the proposed date for the making of such Advances) shall not be such as to cause the aggregate of all outstanding Advances to exceed the maximum amounts set out in
       Article 2 (A); and

(6) the Loan not being outstanding in more than seven different currencies if the Advance is made; and

(7) in the case of any Advance to be made under Tranche B the amount of the Tranche A Outstandings is 45,000,000 USD;

the Borrower may draw Borrowing Amounts on any Business Day during the Commitment Period, provided that the Borrower may not deliver a Notice of Borrowing unless the Agent has confirmed to the Borrower and the Banks that it has received within a period of six weeks after the date hereof all of the documents listed in the Second Schedule and that each is, in form and substance, satisfactory to the Agent.

(B) If a drawdown shall be made under Tranche B the Agent shall determine the Tranche B Amount one Business Day prior to the Interest Determination Date by deducting the DM-equivalent of USD 45,000,000 and the Acquired Financial Indebtedness (if any) from the amount of DM 195,000,000. If the proposed Amount of the Advance does exceed the undrawn part of the Tranche B Amount the Agent shall reduce the amount of such Advance accordingly and the Agent shall notify the Borrower by 4:00 p.m. about such reduction.

(C) Each Notice of Borrowing shall be irrevocable and the Borrower shall be bound to borrow in accordance with such notice.

(D) The Borrower shall not make any borrowings under the Ancillary Facilities and none of the Banks and Deutsche Bank AG, Reutlingen Branch will allow the Borrower to make such borrowings as long as the amount of the Tranche A Outstandings is below USD 45,000,000. If the Revolving Credit Facility Commitment is reduced in an amount of DM 100,000,000 in accordance with Article 9 (D) and/or Article 11 (C) following an initial public offering the parties will enter into negotiations with respect to the restrictions of any borrowings under the Ancillary Facilities pursuant to this paragraph (D).

5. TERM OF ADVANCES

(A) Each Advance shall have a term of one, two, three or six months or such other period as may be agreed between the Borrower and the Agent (with consent of the Banks), in each case as the Borrower shall select in the Notice of Borrowing.

(B)    Notwithstanding the provisions of paragraph (A),

(1) if the term of any Advance would otherwise end on a day which is not a Business Day, then such term or such interest period shall be extended to the next succeeding day which is a Business Day unless such next succeeding Business Day falls in another calendar month in which event such term shall end upon the immediately preceding Business Day;

(2) if the term of any Advance commences on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that term ends, that term shall end on the last Business Day in that later month; and

(3) if the term of any Advance would otherwise extend beyond the Final Maturity Date, it shall end on the Final Maturity Date.

6. INTEREST

(A) The Borrower shall pay to the Agent for account of the Banks on the Maturity Date of any Advance the interest on the amount of such Advance accrued for the respective period (unless the term is longer than six months, then interest shall be payable in semi-annual intervals and at the end of the relevant term).

(B) The rate of interest applicable to each Advance during its term shall be the Interbank Rate increased by the Margin.

(C) Interest payable pursuant to this Agreement shall be calculated on the basis of the actual number of days elapsed and a 360-day-year or, where market practice differs, 365 days or otherwise in accordance with market practice.

(D) Each determination of an interest rate made by the Agent under this Agreement shall be promptly notified by the Agent to the Borrower and each Bank.

7. CURRENCY OPTION

(A) The Borrower may request in any Notice of Borrowing that the Advance to which such Notice of Borrowing relates be denominated in a specified Optional Currency and, if the Borrower shall so request and subject to the following provisions of this Article, the relevant Advance shall be denominated in the Optional Currency so specified.

(B) Notwithstanding the provisions of paragraph (A), if any Bank determines that deposits in the specified Optional Currency (other than USD) are not or will not be available to it in the relevant amount and for the relevant period in the Interbank Market, it may give notice thereof to the Agent not later than 1:00 p.m. on the third Business Day preceding the date of the proposed Advance.

(C) If the Agent receives a notification pursuant to paragraph (B) the relevant Advance shall

(1) if the Borrower has given instruction to that effect in the Notice of Borrowing, not be made in the specified Optional Currency but shall instead be made available in DM (or, after the Commencement Date, EURO), the amount of DM or EURO to be so advanced by the Banks being the Original Currency Amount specified in the relevant Notice of Borrowing; or

(2) if the Borrower has given instruction to that effect in the Notice of Borrowing, not be made in the specified Optional Currency but shall instead be made available in USD, the amount of USD to be so advanced by the Banks being the Original Currency Equivalent; or

(3)    if the Borrower has failed to give any instruction as referred to in
       (1) or (2) above, not be made.

The Agent shall notify each Bank and the Borrower by 4:00 p.m. on the third Business Day preceding the date of the proposed Advance of the receipt of any such notice from a Bank as is referred to in paragraph (B) and, in the case of (1) or (2) above, of the amount in DM, EURO, or, as the case may be, USD, to be advanced by each Bank or in case of (3) above that such proposed Advance shall not be made.

(D) Notwithstanding the foregoing provisions of this Article, if any such event as is described in paragraph (E) shall occur the Agent may (and shall, if so instructed by the Majority Banks), at any time before, or not later than 9:00 a.m. on the date on which an Advance would otherwise fall to be made in an Optional Currency, give notice to the Borrower to the effect that in consequence of such event it will not be possible for such Advance to be denominated in the Optional Currency in question, in which case such Advance shall then not be made at all and the Borrower shall pay to each Bank such amount as is necessary to compensate such Bank for any and all losses and costs incurred by it in liquidating and/or employing amounts borrowed or contracted for, and/or in terminating or unwinding any contract entered into, in order to fund its participation in the proposed Advance.

(E) The events referred to in paragraph (D) are such changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls as (in any such case) would, in the reasonable opinion of the Agent (if feasible, after consultation with the Borrower and the Reference Banks), make it impracticable for the Advance (or the relevant part thereof) to be denominated in the Optional Currency in question.

(F) If an Advance is to be made available in an Optional Currency, each Bank through the Agent will make available to the Borrower the Original Currency Equivalent of such Advance.

8. SUBSTITUTE BASIS

(A)    If, in relation to an Advance:

(1) the Agent determines that at or about 11:00 a.m. on the Interest Determination Date for the relevant term in respect of such Advance
       (a) none or only one of the Reference Banks was being offered by prime banks in the Interbank Market deposits in the relevant currency for the proposed duration of such term or (b) by reason of circumstances affecting the Interbank Market generally such deposits are not available to banks in such market; or

(2)    before the close of business in Luxembourg on the Interest
       Determination Date for such term the Agent has been notified in writing by each Bank of a group of Banks to whom in aggregate thirty-five per cent. or more of the Original Currency Amount of the Loan is (or, if such Advance were then made, would be) owed that the Interbank Rate as determined by the Agent does not reflect its cost of obtaining such deposits;

then the Agent shall as soon as practicable give notice of such determination to the Borrower and each Bank.

(B) If the Agent gives notice pursuant to paragraph (A) (1) then if such notice is given with respect to an Advance to be made, such Advance shall not be made and in any case the Agent shall negotiate with the Borrower with a view to agreeing an alternative basis (whether an alternative method of fixing the rate of interest or (in the case of Advances to be made) an alternative term or an alternative currency) for such Advance. Any alternative basis agreed in writing within 30 days of the Agent's notification of the event in question by the Agent (with the consent of all the Banks) and the Borrower shall take effect in accordance with its terms and the Borrower may make further requests for the making of Advances on such alternative basis (subject as herein provided) whilst the circumstances referred to under paragraph (A) (1) continue to exist. After the Agent has determined that the circumstances referred to under paragraph (A) (1) have ceased to exist, the rate of interest in respect of subsequent Advances or (as the case may be) subsequent Interest Periods shall be the Interbank Rate plus the Margin calculated in accordance with the provisions of this Agreement.

(C) If the Agent gives notice pursuant to paragraph (A) (2), the Advance shall be made and the Agent shall then negotiate with the Borrower with a view to agreeing an alternative basis for fixing the rate of interest payable on the relevant Advance. Any alternative basis agreed in writing within 10 days of the Agent's notification of the event in question by the Agent (with the consent of all the Banks) and the Borrower shall take effect in accordance with its terms and the Borrower may make further requests for the making of Advances on such alternative basis (subject as herein provided) whilst the circumstances referred to under paragraph (A) (2) continue to exist, provided that if such alternative basis is not agreed, each Bank's share of the relevant Advance(s) shall bear interest at the rate per annum determined by the Agent as being the sum of (i) the cost to such Bank (as certified to the Agent with a copy to the Borrower) of funding its share of such Advance from whatever sources it may, in the ordinary course of its business, reasonably select (expressed as a rate per annum) and (ii) the Margin. After the Agent has determined that the circumstances referred to under paragraph (A) (2) have ceased to exist, the rate of interest in respect of subsequent Advances shall be the Interbank Rate plus the Margin calculated in accordance with the provisions of this Agreement.

9. REPAYMENT AND PREPAYMENT

(A) The amount of each Revolving Credit Advance shall be repaid by the Borrower on its Maturity Date. Any amount repaid pursuant to this paragraph
(A) may, subject to the provisions of this Agreement, be reborrowed.

(B) The Borrower shall not repay or prepay all or any part of the Advances except in accordance with the terms of this Agreement.

(C) The Borrower may, by notice to the Agent not later than on the tenth Business Day before the proposed date for the making of such prepayment, prepay the whole of any Advance or any part (being a Borrowing Amount) on a day other than the Maturity Date relating thereto provided that such prepayment is made together with the payment of accrued interest on such Advance or part thereof to be prepaid and any amount payable by the Borrower under Article 14 (D).

(D) To the extent the Revolving Loan exceeds the amount of DM 95,000,000 (the "EXCEEDING AMOUNT") the Borrower shall apply any net proceeds from any monies raised by the Group in the national or international equity or capital markets (via an IPO, a private equity placement, a public or private bond offering or otherwise) to prepay the Exceeding Amount. Any such amounts to be applied towards the prepayment of the Revolving Loan shall be paid to the Agent and the Agent shall deposit such amounts on behalf of the Banks in an interest bearing account and shall (save to the provisions of Article 10) be applied (including accrued interest thereon) on the last day of the then relevant current Interest Period towards the prepayment of any outstanding Advances PRO RATA.

(E) The Borrower shall apply an amount equal to the net proceeds resulting from (i) a disposal of assets made under a sale and lease back transaction by any member of the Group permitted under Article 19 (D) (other than proceeds from sale-lease-back transactions applied towards the repayment of existing debt in accordance with Article 19 (D)(4)) and (ii) the sale of a certain subsidiary to be agreed upon with the Banks permitted under Article 19 (E) towards the repayment of the Revolving Loan.

(F) Any amount prepaid pursuant to paragraph (C) may, subject to the provisions of this Agreement, be reborrowed. Amounts prepaid pursuant to paragraph (D) or repaid pursuant to paragraph (E) may not be reborrowed and any such payment shall reduce the Revolving Credit Facility Commitment of each Bank rateably.

10. MAINTENANCE OF DLJ LOAN REFINANCING

Any prepayment made hereunder shall be made in a manner that any amount raised by the Borrower under Tranche A for the repayment, replacement and /or refinancing of the DLJ Loan or any loans the proceeds of which were used for the repayment, replacement and/or refinancing of the DLJ Loan shall save to make any agreement between parties hereto following any negations in accordance with Article 4 (D) only be prepaid if (i) there are no other outstandings under this Agreement and the Ancillary Facilities and (ii) the Borrower has cancelled (a) any commitment of the Banks for future borrowings under this Agreement and (b) any commitment of the relevant Banks and Deutsche Bank AG, Reutlingen Branch respectively for future borrowings under the Ancillary Facilities.

11. CANCELLATION

(A) Unless otherwise agreed between the Borrower and the Banks (and Deutsche Bank AG, Reutlingen Branch respectively), any Commitment of any Bank (and Deutsche Bank AG, Reutlingen Branch respectively) made hereunder will automatically cease to exist if the Agent has not received all of the documents listed in the Second Schedule within a period of six weeks after the date hereof;

(B) The Borrower may, by giving to the Agent not less than ten Business Days' prior written notice to that effect, cancel the whole or any part (being a Borrowing Amount) of the then undrawn part of the Revolving Credit Facility Commitments. Any such cancellation shall reduce the Revolving Credit Facility Commitment of each Bank rateably.

(C) The Borrower shall cancel the then undrawn part of the Revolving Credit Facility Commitment in an amount equal to (i) the amount of any proceeds resulting from a disposal of assets made under a sale and lease back transaction by any member of the Group permitted under Article 19 (D) (other than proceeds from sale-lease-back transactions applied towards the repayment of existing debt in accordance with Article 19 (D)(4)) and the sale of the certain subsidiary permitted in accordance with Article 19 (E) if any such amount is not applied for repayment in accordance with Article 9 (E), and/or
(ii) an amount of up to DM 100,000,000 out of any net proceeds from any monies raised by the Group in the national or international equity or capital markets (via an IPO, a private equity placement, a public or private bond offering or otherwise) if any such amount is not applied for prepayment in accordance with Article 9 (D).

(D) If any Bank claims a payment or indemnification from the Borrower under Article 13 (A)(1), Article 16 (A) or Article 16 (B), the Borrower may, within thirty days thereafter and by not less than fifteen days' prior notice to the Agent, cancel such Bank's Commitment whereupon such Bank shall cease to be obliged to participate in further Advances and its Commitment shall be reduced to zero.

(E) Any notice of cancellation given by the Borrower pursuant to paragraphs (A) through (D) shall be irrevocable and shall specify the date upon which such cancellation is to be made and (in case of a cancellation pursuant to paragraph (B) and (C)) the amount of such cancellation and in any case Tranche B is deemed to be cancelled first.

12. EVIDENCE OF DEBT

(A) Each Bank shall maintain, in accordance with its usual practice, accounts evidencing the amounts from time to time lent by and owing to it hereunder.

(B) The Agent shall maintain in its books a control account or accounts in which shall be recorded (i) the amounts outstanding under Tranche A and Tranche B and each Bank's share therein, (ii) the amount of the Tranche A Outstandings, and (iii) the amount of any principal or interest or other sums due or to become due from the Borrower to the Banks hereunder and each Bank's share therein and (iv) the amount of any sum received or recovered by the Agent hereunder and each Bank's share therein.

(C) In any legal action or proceedings arising out of or in connection with this Agreement the entries made in the accounts maintained pursuant to paragraphs (A) and (B) shall save for manifest errors give PRIMA FACIE evidence of the existence and amounts of the obligations of each of the Obligors therein recorded.

13. PAYMENTS

(A) All amounts payable under this Agreement by either Obligor including amounts payable under this paragraph (A), shall be paid in full without set-off or counterclaim or right of retention or other restrictions and free and clear of and without any deduction or withholding for or on account of any taxes or any charges or otherwise. In the event that either of the Obligors is required by law to make any such deduction or withholding from any payment hereunder then:

(1) such Obligor shall, save where a Bank has failed to comply with paragraph (G) due to reasons not beyond such Bank's control, forthwith pay to the Agent for account of the respective Bank or, as the case may be, the Agent such additional amount as will result in the immediate receipt by such Bank or, as the case may be, the Agent of the full amount (free from any liability in respect of any such deduction or withholding) which would have been received hereunder had no such deduction or withholding been made; and

(2) such Obligor shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment and shall promptly, but in any case within 20 days, forward to the Agent official receipts of the relevant taxation or other authority or other evidence acceptable to such Bank to the extent available from such relevant authority or, as the case may be, the Agent of the amount deducted or withheld as aforesaid.

(B) All payments of principal and/or interest in respect of an Advance to be made by either of the Obligors under this Agreement shall be made in the currency of that Advance in mmediately available funds not later than 10:00 a.m. (local time at the place of payment) on the date upon which the relevant payment is due (i) in case such amount is denominated in DM to the account no. 400/8716961 of the Agent with Commerzbank Aktiengesellschaft, Frankfurt am Main (or to such other account as the Agent may from time to time designate by timely written notice to the relevant Obligor) or (ii) in case such amount is denominated in any other currency to such account of the Agent with such bank as the Agent may have timely specified for this purpose.

(C) All payments to be made by the Agent under this Agreement to the Borrower shall be made in the currency of the Advance not later than 10:00 a.m. (local time at the place of payment) on the date upon which the relevant payment is due and be remitted to such account and bank as the Borrower may from time to time designate by written notice to the Agent.

(D) Each Bank shall make available to the Agent its portion of an Advance to be made to the Borrower hereunder prior to 10:00 a.m. (local time at the place of payment) on the date of the proposed borrowing by payment in the currency of the Advance and in immediately available funds to such account as the Agent may from time to time designate.

(E) Except for payments received by the Agent for its account or for the account of a specific Bank in accordance with this Agreement, the Agent shall forthwith distribute in like funds and currency each payment received by it for the account of the Banks rateably in proportion to their respective share of the Revolving Loan respectively or, as the case may be, their respective Revolving Credit Facility Commitment.

(F) Where a sum is to be paid hereunder to the Agent for account of another person pursuant to the provisions hereof, the Agent shall not be obliged to make the same available to that other person until it has been able to establish to its satisfaction that it has actually received such sum, but if it makes the same sum available to that other person before it has been able to establish to its satisfaction that it has actually received such sum and it proves to be the case that it has not actually received such sum, then the person to whom such sum was so made available shall on request (which shall be made as soon as practicable after the Agent has established that it has not actually received that sum) refund the same to the Agent together with an amount sufficient to indemnify the Agent against any reasonable cost or loss it may have suffered or incurred by reason of its having paid out such sum prior to its having received such sum.

(G) Each Bank agrees that, upon request by the Obligor affected, it shall deliver, as soon as it can do so in the ordinary course of business, to such Obligor such relevant tax form(s) as may be required under the laws of the Relevant Jurisdiction or under an applicable double taxation treaty to avoid or reduce a deduction or withholding on payments as described in paragraph (A).

(H) If and to the extent that any Obligor pays any additional amount under paragraph (A), and any Bank receives or has been granted a credit against or relief or remission for or repayment of any tax paid or payable by it (the "TAX CREDIT") in respect of or calculated with reference to the deduction or withholding in respect of which such additional amount has been paid, then such Bank shall - to the extent that it can do so without prejudice to the retention of such Tax Credit - pay to the relevant Obligor such amount as it shall, in its opinion, determine to be attributable to the relevant deduction or withholding, and any such payment to the relevant Obligor shall constitute full and final settlement of any rights of reimbursement in respect of such Tax Credit.

It shall be each Bank's sole discretion (to be exercised in good faith) to decide as to whether and how and when and to what extent to claim any Tax Credit and no Bank shall be obliged to disclose any information as to its tax affairs which it regards as proprietary or confidential and each Bank shall be entitled to arrange and organize its tax and other affairs in any way it thinks fit.

(I) If, in respect of any Bank, circumstances arise which result or would result in a claim for payment or a payment of an additional amount to it or for its account pursuant to paragraph (A) (1), then, without in any way limiting, reducing or otherwise qualifying the obligations of the Obligors hereunder, such Bank shall promptly upon becoming aware of the same notify the Agent thereof and shall, in consultation with the Agent and the Obligors to the extent that it can do so without prejudice to its own position, take such reasonable steps as may be open to it to mitigate or avoid the effects of such circumstances, including the change of its Lending Office or the transfer of its rights and obligations hereunder to another bank acceptable to the Obligors and willing to participate in the Facilities provided that such Bank shall be under no obligations to take any such action if, in such Bank's BONA FIDE opinion, to do so may have any adverse effect upon its business, operations or financial condition. No Bank shall be obliged to disclose any information as to its tax affairs which it regards as proprietary or confidential and each Bank shall be entitled to arrange and organize its tax and other affairs in any way it thinks fit.

(J) Save to the provisions of Article 10 the Agent may (notwithstanding any appropriation of that payment by such Obligor) apply any payment received from either Obligor towards the obligations of the Obligors hereunder in the following order:

FIRST, in or towards payment of any unpaid costs and expenses of each of the Agent and the Arrangers;

SECONDLY, in or towards payment pro rata of any accrued fees due but unpaid;

THIRDLY, in or towards payment pro rata of any accrued interest due but unpaid;

FOURTHLY, in or towards payment pro rata of any principal due but unpaid; and

FIFTHLY, in or towards payment pro rata of any other sum due but unpaid.

(K) Any payment hereunder falling due on a day which is not a Business Day shall be payable on the next succeeding day which is a Business Day, unless such next succeeding

Business Day falls in another calendar month in which event such payment shall be due on the immediately preceding Business Day.

14. DEFAULT INTEREST AND INDEMNITY

(A) In the event of a failure of either of the Obligors to pay any sum other than interest on the date on which such sum is due and payable pursuant to this Agreement and irrespective of any notice by the Agent to such Obligor in respect of such failure, such Obligor shall pay interest on such sum on demand from the date of such failure up to the date of actual payment (as well after as before judgement) at the rate, increased by the Margin plus one per cent. (1 %), determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest multiple of one sixteenth of one per cent (1/16 %)) of the per annum rates, notified to the Agent by the Banks to be those at which deposits in the currency of the unpaid sum for such period as the Agent may select in its discretion (after consultation with the Banks) are offered to each Bank by prime banks in the Interbank Market for value two Business Days later as at 11:00 a.m. on the Business Day immediately succeeding that on which the Agent becomes aware of the failure and, so long as the failure continues, such rate shall be calculated on the same basis thereafter. Interest accruing under this paragraph shall be due and payable at the end of each period by reference to which it is calculated.

(B) Without prejudice to the foregoing and irrespective of any notice by the Agent to either of the Obligors in respect of such Obligor's failure to make any payment when due, such Obligor shall indemnify the Agent and the Banks against any other damages, losses or expenses (including losses incurred in paying overdraft interest or in liquidating or employing deposits from third parties acquired to make, fund or maintain the Loan or any part thereof) which any of them may sustain or incur as a consequence of (i) the failure by such Obligor to pay any sum when due and payable under this Agreement, (ii) the occurrence of any Event of Early Repayment, or (iii) an Advance requested in a Notice of Borrowing given by the relevant Obligor but not being made by reason of the operation of any one or more of the provisions hereof.

(C) If any sum due from either of the Obligors under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "FIRST CURRENCY") in which the same is payable hereunder into another currency (the "SECOND CURRENCY") for the purpose of (i) making or filing a claim or proof against such Obligor, (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation hereto, such Obligor shall indemnify and hold harmless each of the persons to whom such sum is due from and against any damages or losses suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. The above indemnity shall constitute an independent obligation of the Obligors separate from each of their other obligations hereunder and shall apply irrespective of any indulgence granted by the Agent or the Banks.

(D) Any prepayment or repayment of principal made under this Agreement shall, if made otherwise than on the Maturity Date relative to the amounts prepaid or repaid, be made together with accrued interest thereon and such additional amount as each Bank may certify as necessary to compensate it for any damages or losses incurred or to be incurred by it in connection with such prepayment or repayment (including loss of Margin and losses on account of funds borrowed in order to make, fund or maintain its portion of the Loan or any part thereof prepaid or repaid).

15. SET-OFF AND REDISTRIBUTION OF PAYMENTS

(A) Each of the Obligors authorizes each Bank to apply any credit balance to which such Obligor is entitled on any account of such Obligor with that Bank in satisfaction of any sum due and payable from such Obligor to such Bank hereunder but (following the termination of a grace period (if any)) unpaid; for this purpose, each Bank is authorized to purchase with the monies standing to the credit of any such account such other currencies as may be necessary to effect such application. No Bank shall be obliged to exercise any right given to it by this paragraph (A) but if it does so it shall notify the Agent and the relevant Obligor of such exercise.

(B) If at any time the proportion received or recovered by any Bank or Deutsche Bank AG, Reutlingen Branch (a "RECOVERING BANK") by way of set-off or otherwise (other than through the Agent in accordance with Article 13 (E)) in respect of its portion of any amounts due from an Obligor to the Banks under this Agreement or an Ancillary Facility to which such Recovering Bank is a party is greater than the proportion thereof which the relevant Recovering Bank would have received through the Agent if distributed in accordance with Article 13 (E) or which such Recovering Bank is entitled to receive under the relevant Ancillary Facility (the difference between the amount received or recovered by the Recovering Bank and the amount which the Recovering Bank would have received or recovered had the recovery been received through the Agent if distributed in accordance with Article 13 (E) or under the relevant Ancillary Facility respectively hereinafter called the "EXCESS AMOUNT"), then:

(1) such Recovering Bank shall promptly notify the Agent and pay to the Agent an amount equal to the Excess Amount (the "SHARING PAYMENT") within three Business Days of such notification;

(2) the Agent shall account for such payment to the Banks and Deutsche Bank AG, Reutlingen Branch respectively (excluding the Recovering Bank having received the Excess Amount) as if it were a payment by the relevant Obligor on account of the sum owed to the Banks under this Agreement and the Ancillary Facilities; and

(3) to the extent that amounts received or recovered by a Recovering Bank resulted in the satisfaction of a Recovering Bank's claim hereunder or under the Ancillary Facility to which such Bank is party, but are allocated in accordance with this Article 15 to another Bank and Deutsche Bank AG, Reutlingen Branch respectively, the latter shall assign to the Recovering Bank the claims (or the part thereof) to which the amount is allocated.

(4) If any part of the Sharing Payment received or recovered by a Recovering Bank becomes repayable and is repaid by such Recovering Bank, then each party which has received a share of such Sharing Payment pursuant to paragraph (2) shall, upon request of the Agent, pay to the Agent for account of such Recovering Bank an amount equal to its share of such Sharing Payment together with its proportionate share of any interest or other sum paid to such Obligor by the Recovering Bank in respect of the Sharing Payment and such Recovering Bank shall re-assign to the relevant Bank any claim assigned to it by such Bank pursuant to paragraph (3).

(5) This Article 15 shall not apply if the Recovering Bank would not, after making any payment pursuant hereto, have a valid and enforceable claim against the relevant Obligor and sums recovered as a result of litigation started by a Bank to enforce its rights under this Agreement and resulting in an Excess Amount shall only be shared with such Banks that have joined in such litigation or commenced and diligently pursued separate litigation to enforce their rights under this Agreement and/or the Ancillary Facility to which such Bank is party.

16. CHANGE OF CIRCUMSTANCES

(A)    If:

(1) by reason of any change or coming into force after the date hereof of law, regulation, treaty or official directive which any Bank or any holding company of such Bank is required to comply with (whether or not having the force of law provided that in case of an official directive not having the force of law compliance must be customary in the ordinary course of business) or any change of the interpretation thereof by any authority charged with the administration or application thereof (including, for the avoidance of doubt, any such change or compliance in connection with the introduction of, changeover to or operation of the Euro):

       (a) subjects any Bank (or any holding company of such Bank) to any tax with respect to payments of principal of or interest on its portion of any Advance or any other amount payable hereunder (other than a tax imposed or calculated by reference to the net income of such Bank or holding company); or

       (b) changes the basis of taxation of payments to any Bank (or any holding company of such Bank) of principal of or interest on its portion of any Advance or of any other amount payable hereunder (other than a change in the rate of any tax imposed on or calculated by reference to the net income of such Bank or holding company of such Bank); or

       (c) imposes, modifies or deems applicable any reserve and/or special deposit requirements against or in respect of assets or liabilities of, or deposits with or for the account of, or loans or credit extended by, any Bank (or any holding company of such Bank); or

       (d) affects the manner in which a Bank (or any holding company of such Bank) allocates capital resources to its obligations hereunder; or

(2) any Bank (or any holding company of such Bank) complies with any law, regulation or binding official request or directive from any applicable fiscal or monetary authority (whether or not having the force of law);

and as a result of any of the foregoing:

(a) the cost to such Bank (or such holding company) of making, funding or maintaining its portion of any Advance or of maintaining its Commitment is increased; or

(b) the amount of principal, interest or other amount payable hereunder to such Bank or the effective return to such Bank (or such holding company) hereunder is reduced; or

(c) such Bank (or any holding company of such Bank) makes any payment or forgoes any interest or other return on or calculated by reference to the gross amount of any sum receivable by such Bank from any of the Obligors hereunder, then and in any such case:

(i) upon demand from time to time the Borrower shall pay to the Agent for account of such Bank such amount as shall compensate such Bank or any such holding company for such increased cost (or such proportion of such cost as is, in such Bank's BONA FIDE opinion, attributable to the relevant Advance and its term respectively to such Bank's Revolving Credit Facility Commitment hereunder), reduction, payment or forgone interest or other return. A Bank entitled to make a claim pursuant to this paragraph shall notify the Agent of the event by reason of which it is so entitled whereupon the Agent shall notify the Borrower thereof. Such Bank shall submit to the Agent a certificate setting out reasonable details of the event giving rise to such compensation, the amount thereof and the manner in which it has been calculated and such certificate shall be forwarded promptly by the Agent to the Borrower, provided, however, that nothing herein shall require such Bank to disclose any confidential information relating to the organisation of its or its holding company's affairs; and

(ii) the Borrower may prepay such Bank's portion of such Advance together with all interest accrued thereon and all fees and other amounts (including amounts payable under sub-paragraph (i) and Article 14 (D)) payable to such Bank hereunder, on giving not less than fifteen days' prior written irrevocable notice to the Agent.

Notwithstanding the foregoing provisions of this Article 16, no Bank shall be entitled to claim under paragraph (A) in respect of any amount which is compensated for by the operation of paragraph (B).

(B) If any sum payable by any Obligor hereunder whether in respect of principal, interest or otherwise or any recipient of any such sum by reason of its receiving such sum is or becomes subject at any time to taxation in the Relevant Jurisdiction, such Obligor will indemnify such recipient in respect of such tax liability so that such recipient receives or retains a net sum equal to the sum it would have received or retained had there been no such tax liability. In addition, such Obligor shall indemnify the Agent and each Bank, respectively, against any present or future claim or liability for taxes in the Relevant Jurisdiction imposed on any of them or on any agent, branch, employee, intermediary, representative or representative office of any of them only by virtue of the negotiation, preparation or execution of this Agreement, the performance of any obligation hereunder or any entitlement to or receipt of any payment hereunder.

(C) Notwithstanding anything to the contrary herein contained, if any change in law, regulation or treaty or in the binding and official interpretation or application thereof by any authority charged with the administration or application thereof shall make it unlawful for any Bank to make, fund or maintain all or any of its portion of the Advances made or to be made hereunder or to give effect to its obligations through its Lending Office as contemplated hereby, such Bank may, by written notice thereof to the Agent to be forwarded by the Agent to the Borrower declare that such Bank's obligations shall be terminated forthwith (or if permitted on the latest day allowed by such law, regulation or treaty) whereupon the Borrower shall prepay forthwith (or if permitted by such law, regulation or treaty on the next following Maturity Date in relation to such outstanding Advance) such Bank's portion in any Advance outstanding together with all interest accrued thereon and all fees and other amounts payable by it to such Bank hereunder. Such Bank's obligations hereunder and its Revolving Credit Facility Commitment shall be cancelled upon the Agent's receipt of such notice.

(D) If, in respect of any Bank, circumstances arise which result in an increase in the amount of any payment to be made to it or for its account pursuant to paragraph (A) or a claim for indemnification under paragraph (B), then, without in any way limiting, reducing or otherwise qualifying the obligations of the Obligors hereunder, such Bank shall promptly upon becoming aware of the same notify the Agent thereof and shall, in consultation with the Agent and the Borrower and to the extent that it can do so without prejudice to its own position, take all reasonable steps as may be open to it to mitigate or avoid the effects of such circumstances, including the change of its Lending Office or the transfer of its rights and obligations hereunder to another bank acceptable to the Borrower and willing to participate in the Facility provided that such Bank shall be under no obligation to take any such action if, in such Bank's BONA FIDE opinion, to do so may have any adverse effect upon its business, operations or financial condition.

(E) The provisions of Article 13 (I) shall apply MUTATIS MUTANDIS in respect of or in relation to any payment made or to be made by any Obligor pursuant to the provisions of paragraph (B).

17. THE GUARANTEE

(A) The Guarantor irrevocably and unconditionally guarantees by way of an independent guarantee ("GARANTIE AUF ERSTES ANFORDERN") to the Agent and each Bank the due and punctual payment by the Borrower, under and in connection with the terms of this Agreement, and covenants to pay or cause to be paid to the person entitled thereto in the currency in which the same is for the time being due and payable under this Agreement (and which remain for the time being unpaid) of (i) any amount up to USD 45,000,000 or its equivalent borrowed under Tranche A, and (ii) any the sum of principal, interest and all other monies which are now or may at any time hereafter be due and payable by the Borrower under or pursuant to this Agreement with respect to the said amount.

(B) The Guarantor shall effect payment hereunder promptly upon demand of the Agent (or any Bank through the Agent) and confirmation that the amount claimed from the Guarantor is equal to the Guaranteed Amount which the Borrower has not paid when due.

(C) The obligations of the Guarantor hereunder (i) shall be separate and independent from the obligations of the Borrower, (ii) shall exist irrespective of the legality, validity, binding effect and enforceability of any obligation of the Borrower under this Agreement, (iii) shall not be affected by any event, condition or circumstance of whatever nature, whether factual or legal, save the full, definite and irrevocable satisfaction of any and all payment obligations expressed to be assumed under this Agreement and
(iv) shall be deemed "Senior Debt" under the indenture governing the Wavetek
Bond.

(D) The Agent and each Bank may at any time without thereby discharging, impairing or otherwise affecting the obligations of the Guarantor hereunder
(i) give or agree to give any time or other indulgence to the Borrower in respect of its obligations under this Agreement or any of them, (ii) (with the consent of the Guarantor) offer or agree to or enter into any agreement for any variation of this Agreement, or (iii) prove or abstain from proving, in respect of the obligations of the Borrower under this Agreement, in a bankruptcy, winding-up, liquidation or reorganization of the Borrower.

(E) The obligations of the Guarantor hereunder are (and are intended to be) a continuing and independent security to the Agent and each Bank, as the case may be, for the due and punctual payment by the Borrower, under and in accordance with the terms of this Agreement, of the Guaranteed Amount and interest thereon and all other monies related thereto which are now or may at any time hereafter be due and payable by the Borrower under or pursuant to this Agreement and accordingly the said obligations (i) shall be in addition to and not in substitution for or derogation from any other encumbrance, guarantee or other security now or at any time hereafter held by or on behalf of the Agent or such Bank in respect of the obligations of the Borrower under this Agreement or any of them, (ii) shall not be or be construed to be satisfied by any discharge of or payment of or on account of the obligations of the Borrower under this Agreement or any of them which has not resulted in a final and irrevocable settlement of the respective obligation, and (iii) shall at all times extend to cover the balance of principal, interest and all other monies which are now or may at any time hereafter be due and payable by the Borrower under or pursuant to this Agreement.

(F) Neither the Agent nor any Bank shall be obliged before asserting or enforcing the obligations of the Guarantor hereunder (i) to take action or obtain judgement against the Borrower in any court, (ii) to make or file any claim or proof in any bankruptcy, winding-up, liquidation or reorganization of the Borrower or (iii) to enforce or seek to enforce any other encumbrance, guarantee or other security now or at any time hereafter held by or on behalf of the Agent or such Bank in respect of the obligations of the Borrower under this Agreement or any of them.

(G) Where any payment has been made by the Guarantor to the Agent or any Bank hereunder the Guarantor shall not take the benefit of subrogation (if any) of any rights of any such person or any encumbrance, guarantee or other security now or any time hereafter held by or on behalf of such person in respect of the obligations of the Borrower under this Agreement or any of them until and unless all obligations of the Borrower under this Agreement have been discharged in full.

(H) The guarantee given under this Agreement may be enforced against the Guarantor by each Bank or by the Agent as agent for the Banks in any proceedings, including enforcement proceedings.

(I) The Agent and the Banks confirm that it is the intention of all parties that the guarantee by the Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Banks and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under this Article 17 shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in the obligations of the Guarantor under the guarantee not constituting a fraudulent transfer or conveyance.

18. REPRESENTATIONS AND WARRANTIES

(A) Each of the Obligors represents and warrants to the Agent and the Banks that:

(1) It has the power and authority to own its assets and carry on its business in each jurisdiction in which it owns assets (other than an immaterial part thereof) or carries on business

(other than minor business activities) and it is a corporation duly organized, validly existing and in good standing under the laws of the Relevant Jurisdiction;

(2) It has the power to enter into, exercise its rights and perform and comply with its obligations under each of the Facility Documents to which it is a party, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

(3) The execution, delivery and performance of the Facility Documents to which it is a party does not and will not violate or exceed the powers granted to it by, or any provision of, (i) any law or regulation in force as of the date hereof in the Relevant Jurisdiction, (ii) any order or decree in force as of the date hereof of any governmental agency or court of or in the Relevant Jurisdiction, (iii) its charter or by-laws or (iv) (in any material respect) any mortgage, deed, indenture, contract or agreement or (v) any bond issue (including, but not limited to the Wavetek Bond) to which it is a party or which is binding upon it or any of its respective assets and will not cause any encumbrance to arise over or attach to all or any part of its revenues or assets nor oblige it to create any such encumbrance except as contemplated hereby;

(4) All actions, conditions and things required in the Relevant Jurisdiction in order (i) to enable it lawfully to enter into and exercise and perform its respective rights and obligations under the Facility Documents to which it is party, (ii) to ensure that its obligations hereunder are legal, valid and enforceable, and (iii) to make the Facility Documents admissible in evidence in such jurisdiction have been obtained or made and are in full force and effect;

(5) Each Facility Document to which it is party constitutes its legal, valid, binding and unconditional obligations enforceable against it in accordance with the terms thereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

(6) Neither it nor, to the best of its knowledge after due enquiry, any of its subsidiaries is currently in default with the payment of any material sum (as set out in Article 21 (E)) due and payable and no event has occurred and is continuing which constitutes, or which with the giving of notice or lapse of time or fulfilment of any other condition would constitute an Event of Early Repayment;

(7) Neither it nor any other member of the Group is involved in any legal or arbitration or administrative proceedings other than disclosed in the financial statements of the Borrower as of September 30, 1998 and the notes thereto nor, so far as the Borrower is aware, are any such proceedings pending or threatened against any member of the Group where such, proceedings if determined adversely, could reasonably be expected to have a Material Adverse Effect other than the proceedings threatened by the law firm of Fried, Frank, Harris, Shriver & Jacobson, New York, in a letter dated December 11, 1998 with respect to the Wavetek Bond;

(8) Neither it nor, to the best of its knowledge after due enquiry, any of its subsidiaries has taken any corporate action or have any other steps been taken or legal proceedings been started (except for the purpose of a solvent restructuring) or, so far as the Obligors are aware, threatened against any Obligor or any member of the Group for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any material part or all of its assets or revenues, except for the voluntary dissolutions of inactive or Immaterial Subsidiaries;

(9) Its Original Financial Statements are complete and correct in all material respects and present fairly the financial position and the results of the operations of the Obligors as of the date as of which they were prepared and for the financial year then ended on such date and have been prepared in accordance with GAAP and applied on a consistent basis with the financial statements in respect of previous financial years 1996 and 1997 and accordingly as of the date of its Original Financial Statements there were neither any material liabilities, direct or indirect, actual or contingent, of it nor any material unrealized or anticipated losses from any unfavourable commitments required to be disclosed by it or reserved against in any such financial statement or in the notes thereto (in accordance with GAAP) and not disclosed or reserved;

(10) Between the date its Original Financial Statements refer to and the date hereof there has been no material adverse change in its business, assets or financial condition or the business, assets or financial condition of any Obligor or the Group taken as a whole;

(11) It is in compliance with all relevant laws, regulations, permits, treaties and agreements (including, without limitation, laws and permits pertaining to environmental matters), non-compliance which can reasonably be expected to have a Material Adverse Effect;

(12) Its respective obligations under this Agreement rank and will continue to rank at least pari passu in respect of priority of payment and in all other respects with all its other unsecured and unsubordinated indebtedness and the obligations of the Obligors under this agreement will in any case rank before any of their current or future obligations under the Wavetek Bond, save as provided by applicable laws of bankruptcy, insolvency, liquidation or similar laws of general application and, save as permitted by Article 19 (C), no encumbrance exists over all or any of its present or future revenues or assets;

(13) The holders of the Wavetek Bond are not and will not be entitled to repayment of any outstandings under the Wavetek Bond and the Borrower was not and will not be required to make a Change of Control Offer as set out under
Section 4.06 of the indenture relating to the Wavetek Bond because (i) the Borrower and WGMH consummated the transactions contemplated under the Merger Agreement, and/or (ii) the Obligors enter into this Agreement (and in the case of the Borrower the Share Pledge Agreement and the Ancillary Facilities), and/or the Obligors or the Banks exercise their rights hereunder (other than pursuant to Article 21) nor will the aforesaid result in a default under or breach of the indenture relating to the Wavetek Bond.

(14) Under the laws of the Relevant Jurisdiction in force at the date hereof, it will not be required to make any deduction or withholding from any payment it may make hereunder on account of any withholding taxes referred to in the proviso to Article 13 (A) which cannot be avoided by the relevant Bank(s) by complying with Article 13 (G);

(15) Under the laws of the Relevant Jurisdiction in force at the date hereof, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement in such jurisdiction in respect of such Obligor that it be filed, recorded or enrolled with any governmental authority or agency in such jurisdiction or that it be stamped with any stamp, registration or similar transaction tax in such jurisdiction.

(B)    The Obligors further represent that:

Each Plan is in substantial compliance with ERISA, and the Code and any applicable requirement of law; no Reportable Event has occurred with respect to any Plan; no Plan is insolvent or in reorganisation, and no written notice of any insolvency or reorganisation has been given to any member of the Group or any ERISA Affiliate with respect to any Multiemployer Plan; no Plan has an Unfunded Current Liability; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortisation period within the meaning of Section 412 of the Code; all contributions required to be made with respect to a Plan and a Foreign Pension Plan have been timely made; neither any member of the Group nor any of its subsidiaries nor any ERISA Affiliate has incurred any material liability to or on account of (i) a Plan pursuant to Section 409, 502 (1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or
4212 of ERISA or Section 401 (a)(29), 4971, 4975 or 4900 of the Code or
(ii) a Multiemployer Plan pursuant to Section 515, 4201, 4202 or 4112 of ERISA or Section 4971 of the Code or expects to incur any liability (including any indirect, contingent, or secondary liability) under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan; no condition exists which presents a material risk to the Company or any member of the Group or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on its or any subsidiaries assets or on the assets of any ERISA Affiliate exists or is likely to arise on account of any Plan; and it and its subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.

19. UNDERTAKINGS

Each of the Obligors undertakes or, as the case may be, the Borrower undertakes to procure

(A)    to supply to the Agent (with a sufficient number of copies for the Banks)

(1) as soon as the same are available, and in any event within 120 days of the end of each of its financial years, the Borrower's audited consolidated balance sheet and profit and loss account for that financial year and the Borrower's, WGMH's and the Guarantor's unaudited unconsolidated balance sheet and profit and loss account (included in Form 10-K with the U.S. Securities and Exchange Commission); and

(2) as soon as the same are available, and in any event within 45 days of the end of each of the first, second and third financial quarters, the Borrower's unaudited financial statements for that quarter included in Form 10-Q with the U.S. Securities and r WGMH's unaudited unconsolidated semi-annual financial statements); and

(3) (in the case of the Borrower) as soon as the same are available, and in any event within 30 days of the end of the respective month of its consolidated key figures on incoming orders, sales and earnings before interest and taxes, as available in the Borrower's unaudited internal financial statements; and

(4) such other information regarding its business or financial condition as the Agent or any Bank through the Agent may from time to time in accordance with normal market practice and regulatory requirements reasonably request; and

(5) as soon as the same are available, and in any event within 20 days following the date hereof a certificate of WGMH confirming the receipt of a notification in accordance with

       Section 16 of the Limited Liabilities Companies Act (GMBHG) relating to the Share Pledge Agreement.

(B) that the financial statements to be furnished from time to time in accordance with paragraph (A)(1) are prepared in accordance with GAAP (in the case of WGMH in accordance with GAAP or the Commercial Code (HGB)) and are complete in all material respects and shall present fairly the consolidated or, as the case may be, the unconsolidated financial position and the results of the operations of the relevant Obligor as of such date and for the period to which the financial statements relate and to notify in writing the Agent of any material change in the application of accounting principles unless such change has been disclosed in the notes to or, as the case may be, the notes to the relevant financial statement.

(C) none of the Obligors shall and the Borrower shall ensure that no other member of the Group shall at any time while any amounts remain outstanding from any Borrower under this Agreement, create or permit to subsist any encumbrance over all or any of its present or future revenues or assets (including but not limited to for the avoidance of doubt the proportion of approximately 35 % of the share in WGMH remaining unpledged under the Share Pledge Agreement) as security for any financial indebtedness of any person other than:

(1)    encumbrances set out in the Disclosure Letter;

(2) any encumbrance in connection with the assignment of trade receivables made with respect to the indebtedness assumed by the Group's distribution subsidiaries in accordance with paragraph (I)(4) provided that the aggregate financial indebtedness which is at any time outstanding and secured by encumbrances created or existing in reliance on this sub-paragraph (2) does not exceed the amount set out under paragraph (I)(4);

(3) any encumbrance arising in the ordinary course of business solely by operation of law (or by an agreement evidencing the same) and not due to a default;

(4) in the case of an acquisition of assets (including for the avoidance of doubt stock) any encumbrance over assets and which encumbrance is in existence prior to such acquisition (provided that such encumbrance is not created in contemplation of such acquisition and the acquisition is at fair market value and on an arms' length basis);

(5) encumbrances created or permitted to subsist with the prior written consent of the Majority Banks;

(6) any attachment, judgement or encumbrance not constituting an Event of Early Repayment.

(D) none of the Obligors shall and the Borrower shall procure that no other member of the Group shall, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of any part of its assets or enter into any merger agreement or transfer any of its assets by way of a spin off or any contribution to another entity (a "hive down", AUSGLIEDERUNG) other than:

(1) disposals in the ordinary course of business (including, but not limited to customary forfaiting) on an arm's length basis and at fair market value; or

(2) disposals made by one member of the Group (other than the Borrower) to another member of the Group or any merger between or spin off or contribution to any member of the Group; or

(3)    disposals (other than such disposals referred to under subparagraph
       (1) above) on an arm's length basis and at fair market value provided that the book value of such assets or revenues derived from such assets when aggregated over the lifetime of this Agreement under this sub-clause (3) does not exceed 5 per cent. of the total consolidated assets of the Group or its consolidated revenues as to be determined on the basis of the most recent annual balance sheet and income statement; or

(4) disposals made in the way of sale- and lease-back transactions generating at least book value of the assets and if such assets are pledged or otherwise being used as security for any financial indebtedness the net proceeds of such transactions are applied towards the repayment of the relevant secured debt; or

(5)    disposals made with the prior consent of the Majority Banks.

(E) the Borrower shall under no circumstances dispose of and shall procure that no member of the Group disposes of any of its shareholdings (including in particular but not limited to the Pledged Share in WGMH) in its subsidiaries other than the certain subsidiary referred to under Article 9
(E) without the prior written consent of the Banks or any disposals within the Group.

(F) that it will obtain promptly at any time and from time to time such registrations, licenses, consents and approvals as may be required in respect of this Facility Agreement to which it is party under applicable law or regulation to enable it to perform its obligations hereunder and upon the Agent's request promptly supply the Agent with copies thereof.

(G) all members of the Group shall comply in all respects with all obligations under ERISA and with all environmental laws the failure to comply with or to observe could reasonably be expected to have a Material Adverse Effect.

(H) no member of the Group shall, without the prior written consent of the Majority Banks, make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligations of any other person other than (i) loans made or credits granted to or in favour of any other members of the Group or otherwise in the ordinary course of business or (ii) any guarantee or indemnity given in the ordinary course of business or (iii) guarantees required under the Wavetek Bond.

(I) no member of the Group will incur or permit to subsist any financial indebtedness other than:

(1)    any such indebtedness incurred hereunder; or

(2) any such indebtedness owing by a member of the Group to another member of the Group; or

(3) any indebtedness incurred under the existing DM 10 million credit facility maintained by Wandel & Goltermann Elektronische Messtechnik GmbH & Co. KG with Kreissparkasse Reutlingen; or

(4) any short-term facilities maintained by any distribution subsidiaries to the extent the aggregate amount of such indebtedness does not exceed DM 30 million (or its equivalent); or

(5) any indebtedness incurred under the long-term facility of the Group set out in the Disclosure Letter to the extent any indebtedness thereunder does not exceed an amount of DM 70 million (or its equivalent); or

(6) any amount outstanding under the Wavetek Bond at the time being USD 85,000,000; or

(7) any indebtedness in the aggregate amount of DM 85,000,000 or its equivalent incurred under the Ancillary Facilities maintained in accordance with the provisions hereof or any facilities supported by the Ancillary Facilities; or

(8) in the case of an acquisition of assets (including for the avoidance of doubt stock) any financial indebtedness acquired in connection therewith provided that (i) such indebtedness is not created in contemplation of such acquisition and (ii) the acquisition is at fair market value and on an arms' length basis and (iii) the aggregate amount of such financial indebtedness does at any time not exceed an amount of DM 10,000,000 and the Borrower shall in any case following such acquisition give notice to the Agent about the amount of the Acquired Financial Indebtedness;

(9) the shareholder loans to WGMH as of September 1998 in the amount of DM 19,658,235;

(10) a certain additional amount to be agreed upon with the Banks in a separate agreement.

(J) each member of the Group shall ensure that adequate contributions are made to pension insurance schemes (including but not limited to ERISA requirements) in respect of employees of the Group where such pension insurance schemes are required in the Relevant Jurisdiction of such Group members.

(K) as soon as it becomes aware thereof promptly to notify in writing the Agent of any Event of Early Repayment or any event which with the giving of notice, lapse of time or fulfilment of any other condition would or might constitute an Event of Early Repayment.

(L) to ensure that at all times the claims of the Agent, the Arrangers, the Banks and Deutsche Bank AG, Reutlingen Branch against the Obligors under this Agreement and the Ancillary Facilities rank at least PARI PASSU with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

(M) it maintains insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business comparable to its business.

(N) the Borrower will provide the Agent within a period of ten Business Days following the date hereof with a confirmation of Commerzbank
Aktiengesellschaft, Reutlingen Branch that the existing security pooling agreement between Commerzbank Aktiengesellschaft, Baden-

Wurttembergische Bank AG, Deutsche Bank AG, Kreissparkasse Reutlingen, Landesgirokasse Stuttgart and Stuttgarter Bank AG was cancelled and that all collateral provided thereunder or in connection therewith was released.

(O) the Borrower undertakes that it will repay or refinance with guarantees provided under the Ancillary Facilities (or, as the case may be cancel) all Bilateral Facilities by the end of January 1999 and the Borrower will provide the Agent immediately thereafter with a confirmation of Commerzbank Aktiengesellschaft, Reutlingen Branch, that all Bilateral Facilities were repaid, refinanced or cancelled respectively.

20. FINANCIAL COVENANTS

(A) The Borrower shall ensure that the consolidated financial condition of the Group to be tested quarterly by reference to the Borrower's consolidated financial statements shall be such that:

(1) the Gearing Ratio is always not more than 2.2 before September 30, 1999 and not more than 1.9 at September 30, 1999 and thereafter, to be reduced following an initial public offering of the Borrower.

(2) the Interest Coverage Ratio (to be tested on a Rolling Basis) in respect of any Relevant Period calculated shall be not less than 2.3:1 for testing at December 31, 1998 and not less than 2.6:1 thereafter and before September 30, 1999 and not less than 3.0 : 1 for the fiscal year ended September 30, 1999 and thereafter.

(B)    In this Article 20 the following terms have the following meanings:

"EBITDA" means, in respect of any Relevant Period, the consolidated operating income of the Borrower plus (i) depreciation expenses, (ii) amortisation expenses and (iii) acquired in-process research and development and provisions for restructuring operations and other non-recurring charges resulting from the transactions contemplated in the September 30, 1998 financial statements, in each case for the Relevant Period.

"GEARING RATIO" means the ratio of Net Financial Indebtedness to Net Worth.

"INTEREST COVERAGE RATIO" means the ratio of the sum of EBITDA of the Borrower and its subsidiaries on a consolidated basis for the four fiscal-quarter period most recently ended to Net Financial Result for the same period.

"LIQUID ASSETS" means cash, cash equivalents and short-term investments as reflected on the consolidated balance sheet of the Borrower.

"NET FINANCIAL INDEBTEDNESS" means (i) all of the Borrower's consolidated obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or similar instruments, (iii) all obligations to pay a deferred purchase price for property, which appear as a liability in the consolidated balance sheet of the Borrower prepared in accordance with GAAP, except trade accounts payable, (iv) all obligations as lessee which are capitalized in accordance with GAAP, (v) all financial indebtedness of third parties which are secured by a security interest on any of its assets, (vi) all its contingent liabilities to the extent required to be included as debt in the balance sheet in accordance with GAAP, and (vii) the net amount of all of its payment obligations under financial derivative transactions, which appear as a liability in the consolidated balance sheet of the Borrower prepared in accordance with GAAP, less (viii) Liquid Assets, less (ix) the Wavetek Bond, less (x) the other subordinated debt permitted under Article 19 (I) (10) and less (xi) any loans made by stockholders.

"NET FINANCIAL RESULT" means, in respect of any Relevant Period, the difference (if positive) between any interest expense and any interest income.

"NET WORTH" means (i) the consolidated equity of the common stockholders and any preferred stockholders of the Borrower and its consolidated subsidiaries as of such date (for the avoidance of doubt as defined in the consolidated balance sheets of the Borrower included in the 10_K-filing within the Securities Exchange Commission for the fiscal year ended September 30, 1998 as stockholders equity: common stock, additional paid-in capital, retained earnings/accumulated deficit and foreign currency translation adjustments/, less (ii) the amount of any writing up the book value of any assets of any member of the Group and the amount of any writing back of provisions after the date hereof (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business), less (iii) any amount attributable to minority interests in the consolidated accounts of the Group, less (iv) any amounts attributable to goodwill after the date hereof but not making any adjustments for any amounts positive or negative attributable to goodwill resulting from the transactions contemplated in the September 30, 1998 financial statements plus (v) the Wavetek Bond, plus (vi) the other subordinated debt permitted under Article 19 (I) (10) and plus
(vii) any loans made by stockholders.

"RELEVANT PERIOD" means each calendar quarter.

"ROLLING BASIS" refers to the calculation of a ratio for the preceding twelve months.

(C) The Borrower shall deliver to the Agent within a period of 45 days after the end of each Relevant Period other than the end of a fiscal year, there within 90 days after the end of a fiscal year, a compliance certificate ("COMPLIANCE CERTIFICATE") setting out in reasonable detail the Borrower's compliance with its obligations set out under paragraph (A).

Each Compliance Certificate shall be executed by the Chief Financial Officer and another authorised signatory of the Borrower (in case of a Compliance Certificate delivered in conjunction with the Borrower's audited annual financial statements certified by the Borrower's auditors).

(D) In case the accounting policies, practices and procedures applied in preparing any financial statements delivered after the date hereof pursuant to paragraph (A) are different from the accounting policies, practices and procedures applied in the preparation of the Borrower's Original Financial Statements then

(1) The Borrower shall procure that its auditors provide to the Agent a description of such changes and the adjustments necessary in order to determine the Borrower's compliance with its obligations set out in paragraph (A) as if such change to the Borrower's accounting policies, practices and/or procedures would not have occurred; and

(2)    The Borrower's compliance with its obligations set out in paragraph
       (A) will be determined as if such change to the Borrower's accounting policies, practices and/or procedures would not have occurred unless the Borrower and the Agent have agreed that such changes are irrelevant in the context of this Article 20 or are sufficiently compensated by amendments to paragraph (A) agreed upon by the Borrower and the Agent.

21. EVENTS OF EARLY REPAYMENT

If:

(A) the Borrower fails to pay when due any sum which shall have become due hereunder and (in case the non-payment is solely due to technical problems or administrative failures) the non-payment continues unremedied for three Business Days after notice thereof has been given by the Agent to the Borrower; or

(B) any representation, warranty or statement made or repeated by any of the Obligors in this Agreement or any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or inaccurate or misleading in a material respect when made or repeated and such incorrectness or inaccuracy is, if capable of remedy, not remedied within fifteen Business Days after notice thereof has been given by the Agent to such Obligor; or

(C) The Obligors fail to comply with the provisions of Article 19 and such failure should continue to be unremedied (if capable to remedy) for fifteen Business Days or the Borrower fails to comply with the provisions of Article 20 (A); or

(D) any of the Obligors fails duly to perform or observe any other provision of this Agreement and such failure shall continue unremedied for fifteen Business Days (if capable of remedy, otherwise immediately) after the Agent has given notice of such failure to such Obligor; or

(E) any financial indebtedness of the Borrower or any member of the Group incurred otherwise than hereunder is not paid when due or after any applicable grace period or any financial indebtedness of the Borrower or any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity pursuant to the occurrence of an event of default (howsoever described) or any creditor of the Borrower or any member of the Group becomes entitled to declare any financial indebtedness of the Borrower or any member of the Group due and payable prior to its specified maturity, unless the aggregate amount of all such financial indebtedness is less than DM 5 million (or, following its introduction, Euro 2,5 million) (or its equivalent in any other currency or currencies); or

(F) the Borrower or any other member of the Group shall enter into voluntary or involuntary bankruptcy or shall become insolvent or is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors, or a receiver or liquidator shall be appointed for all or any part of the undertaking or assets of the Borrower or of any member of the Group or proceedings (other than proceedings which are either vexatious or frivolous and being contested by appropriate means) are commenced by or against the Borrower or any member of the Group (other than Immaterial Subsidiaries) under any reorganization, arrangement, re-adjustment of debts, or liquidation law or regulation, or if any event shall occur which, under the law of the country of incorporation of the relevant entity, shall have an equivalent effect and not discharged within a period of thirty days; or

(G) any governmental or other consent, licence or authority required to make this Agreement legal, valid, binding, enforceable and admissible in evidence or required to enable any of the Obligors to perform its obligations under the Facility Documents is withdrawn or ceases to be in full force and effect; or

(H) it becomes unlawful for any of the Obligors to perform all or any of its obligations hereunder; or

(I) any Material Member of the Group shall cease or suspend or threaten to cease or suspend all or a material part of its operations or business; or

(J) the Borrower or any of its subsidiaries (other than Immaterial Subsidiaries) takes any corporate action or legal proceedings (which proceedings are not discharged of within thirty Business Days provided such proceedings are contested in good faith by the relevant company(ies)) are started for its winding-up, dissolution or administration (or its equivalent in any other applicable jurisdiction) (other than any solvent reorganisation previously approved in writing by the Majority Banks) or for the appointment of a liquidator, receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its revenues and assets or any application is made or petition is lodged for the making of an administration order in relation to any subsidiary (other than Immaterial Subsidiaries) and not discharge within thirty Business Days (provided such proceedings are contested in good faith by the relevant company(ies)) or any analogous proceedings shall be commenced against any subsidiary (other than Immaterial Subsidiaries) under the laws of any jurisdictions; or

(K) any execution or distress with respect to an amount of or exceeding DM 5 million (and following its introduction EURO 2,5 million) is levied against, or encumbrances takes possession of the whole or any part other than a wholly immaterial part of, the property, undertaking or assets of the Borrower or any subsidiary (other than Immaterial Subsidiaries) or any analogous proceedings shall be commenced against the Borrower or any subsidiary (other than Immaterial Subsidiaries) under the laws of any jurisdiction and not discharged within fifteen Business Days provided such proceedings are contested in good faith; or

(L) WGMH ceases to be a (direct or indirect) wholly-owned subsidiary of the Borrower or if any person, or group of persons acting together which does not or doe not have control at the date hereof acquires control over 50 per cent of the voting rights and/or the capital stock of the Borrower; or

(M) the Borrower's auditors qualify their annual audited report to the consolidated financial statements of the Borrower in a manner which is, in the reasonable opinion of the Majority Banks, material in the context of the Facilities; or

(N) any situation or material adverse change in the business, assets or financial condition of the Borrower or the Group taken as a whole occurs, which situation or change of circumstance gives reasonable grounds to conclude that the Borrower may likely not, or will be unable to, perform or observe in the normal course its financial obligations under this agreement; or

(O) the Wavetek Bond is repaid or shall become due and payable, or the Borrower makes or will be under the obligation to make a Change of Control Offer (as defined under Section 4.06 of the indenture relating to the Wavetek
Bond) to the holders of the Wavetek Bond or the shareholders of the Borrower take any action or enter into any agreement that would result in an obligation of the Borrower to make such offer, before the Final Maturity Date save to, following the cancellation of the Revolving Credit Commitments in an amount of DM 100,000,000 any repayment of the Wavetek Bond in the maximum amount of one third of the principal amount of the Wavetek Bond if such repayment is made out of the free funds (meaning all funds raised by such a public offering minus all costs accrued in connection therewith) raised by an initial public offering of share in the Borrower; or

(P) there shall occur any of the following events which have a Material Adverse Effect:

(1) the happening of a Reportable Event (as defined in Section 4043 of ERISA) with respect to any Plan;

(2)    the disqualification or involuntary termination of a Plan for any reason;

(3) the voluntary termination of any plan while such plan has a funding deficiency (as determined under Section 412 of the Code);

(4) the institution of any proceedings by the PBGC to terminate any such Plan or to appoint a trustee to administer any such Plan;

(5) the failure of any of the Obligors to notify the Agent and the Banks promptly upon the receipt by such Obligor or any of its affiliates of any notice of the institution of any proceeding or other actions which may result in the termination of any such Plan then, and in any such event and at any time thereafter, if any such event shall be continuing, the Agent may (and, if so instructed by the Majority Banks, shall) take either or both of the following actions:

(1) by notice to the Borrower declare the Loan immediately due and payable whereupon the same shall become so payable together with interest accrued thereon and all other amounts payable hereunder; or

(2) by notice to the Borrower declare that the Revolving Facility Commitments of all the Banks shall be cancelled, whereupon the same shall be cancelled and all amounts payable hereunder shall become due and payable.

22. FEES

(A) The Borrower shall pay (i) to the Agent for account of the Banks a commitment fee in Deutsche Mark (and, following its introduction, Euro) computed on a daily basis on the undrawn part of the Revolving Credit Facility Commitments and (ii) to each relevant Bank and Deutsche Bank AG, Reutlingen Branch, a commitment fee in Deutsche Marks (and, following its introduction, Euro) computed on a daily basis on the undrawn part of such Bank's (and Deutsche Bank AG's, Reutlingen Branch respectively) commitment with respect to the Ancillary Facilities as set forth in the Sixth Schedule, in either case calculated at the rate of 0.25 per cent. per annum. Accrued commitment fee shall be payable in arrears on the last day of each successive period of three months which ends during the period commencing on the date hereof and ending on the Final Maturity Date and shall be calculated on the basis of a year of 360 days and for the actual number of days elapsed.

(B) The Borrower shall pay to the Agent and the Arrangers the fees specified in the letter of even date from the Agent to the Borrower countersigned by the Borrower on the dates and in the amounts specified in such letter.

23. EXPENSES AND STAMP DUTIES

(A) Each Obligor shall reimburse the Agent and the Banks on demand for all reasonable costs and expenses (including reasonable legal fees and value added tax or similar tax) incurred by them or any of them in, or in connection with, the enforcement of or preservation of its or their rights against such Obligor under the Facility Documents or in connection with any amendments, waivers or consents required during the term of this Agreement in respect thereof.

(B) Each Obligor shall pay any and all stamp, registration and similar taxes and charges of whatsoever nature (other than any tax referred to in Article 13 (A)) which may be payable or determined to be payable on, or in connection with, the execution or performance of the Facility Documents, by such Obligor, the enforcement of the Facility Documents against such Obligor or any registration or notarization of this Agreement with respect to such Obligor and shall, from time to time on demand of the Agent, indemnify the Agent and the Banks against any and all liabilities with respect to or resulting from delay or omission on its part to pay any such taxes.

24. THE AGENT, THE ARRANGERS AND THE BANKS

(A) Each Bank hereby appoints the Agent to act as its agent in connection herewith and authorizes the Agent to exercise such rights, powers and discretions as are specifically delegated to the Agent by the terms hereof together with all such rights, powers and discretions as are reasonably incidental thereto.

(B)    When acting in connection with this Agreement, the Agent may:

(1) assume that no Event of Early Repayment and no event which with the giving of notice, lapse of time or fulfilment of any other condition would or might constitute an Event of Early Repayment has occurred and that none of the Obligors is in breach of or default under its respective obligations hereunder unless it has received express notice thereof from any party hereto or (in the case of a payment default hereunder) gained actual knowledge thereof;

(2) assume that each Bank's Lending Office is that identified with its signature below until it has received from such Bank notice designating any other office of such Bank as its Lending Office and act upon any such notice until the same is superseded by a further such notice;

(3) engage and pay for the advice or services of any experienced lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(4) rely as to any matters of fact which might reasonably be expected to be within the knowledge of any of the Obligors upon a certificate signed by or on behalf of such Obligor;

(5)    rely upon any communication or document believed by it to be genuine;

(6) refrain from exercising any right, power or discretion vested in it hereunder unless and until instructed by the Majority Banks as to the manner in which such right, power or discretion should be exercised;

(7) refrain from acting in accordance with any instructions of the Majority Banks to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, expenses (including legal fees) and liabilities together with any value added tax or similar tax thereon which it will or may expend or incur in complying with such instructions;

(8) if it is unable to obtain instructions or communicate with a Bank after making reasonable attempts to do so, either refrain from acting as Agent on behalf of such Bank or take such action on behalf of such Bank as it in its absolute discretion deems appropriate and shall not be liable to such Bank as a result of any such action or inaction (save in the case of gross negligence or wilful misconduct); and

(9) refrain from acting in accordance with any instructions of the Majority Banks if in its reasonable opinion they are contrary to applicable law.

(C)    The Agent shall:

(1) promptly inform each Bank of the contents of any notice or document received by it from any of the Obligors hereunder or from any Bank where such notice or document concerns the rights, interest and/or obligations of all the Banks hereunder;

(2) promptly notify each Bank of the occurrence of any Event of Early Repayment or any event which with the giving of notice or lapse of time or fulfilment of any other condition would or might constitute an Event of Early Repayment or any failure of any of the Obligors duly to perform its respective obligations under this Agreement of which the Agent has received express notice from any party hereto or (in the case of a payment default hereunder) gained actual knowledge;

(3) subject as herein provided, act in accordance with any instructions given to it by the Majority Banks and, if so instructed by the Majority Banks, refrain from exercising a right, power or discretion vested in it hereunder.

(D)    The Agent shall not:

(1) be bound to enquire as to the occurrence or otherwise of any Event of Early Repayment (unless a payment default has occurred hereunder or the Agent has been informed in writing by a Bank describing in reasonable detail an occurrence of an event which is expressly stated to be an Event of Early Repayment) or any event which with the giving of notice or lapse of time or fulfilment of any other condition would or might constitute an Event of Early Repayment or as to any failure of any of the Obligors duly to perform its respective obligations hereunder;

(2) be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

(3) initiate any legal proceedings on behalf of any Bank unless specifically authorized by such Bank to do so, but the failure of any Bank to give such authorization shall not limit the right of the Agent to do so on behalf of any other Bank;

(4) be bound to disclose to any other person any information relating to any of the Obligors received by the Agent if such disclosure would or might in the opinion of the Agent constitute a breach of any law or regulation or be otherwise actionable by any person; or

(5) be under any fiduciary duty towards any Bank or under any obligations other than those for which express provision is made herein.

(E) Each Bank shall indemnify the Agent in the proportion its share of the Loan bears to the amount of the Loan or, as the case may be, the amount of its Commitment bears to the Total Commitments at the time any such instructions are given, against any and all costs, claims, expenses (including legal fees) and liabilities which the Agent may incur in complying with any instructions received by it from the Banks insofar as such expenses are not punctually reimbursed by the Obligors pursuant to the terms hereof except routine administrative costs and expenses of the Agent or to the extent that these costs, claims, expenses and liabilities are sustained or incurred as a result of the gross negligence or wilful misconduct of the Agent or any of its personnel or agents.

(F) Each Bank agrees that neither the Agent nor the Arrangers shall be responsible for the accuracy and completeness of any representations made (whether orally or otherwise) herein or in connection herewith, for the validity, effectiveness, adequacy or enforceability of this

Agreement or for the creditworthiness of any of the Obligors, any other member of the Group or the Group as a whole. Neither the Agent nor the Arrangers nor any of their directors, officers or employees shall be under any liability for or in respect of any action taken or omitted by any of them in relation to this Agreement save for its or his gross negligence or wilful misconduct.

(G) The Arrangers and the Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.

(H) It is understood and agreed by each Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness and affairs of each of the Obligors, each other member of the Group and the Group as a whole and accordingly each Bank confirms to the Agent and the Arranges that it has not relied, and will not hereafter rely, on the Agent or the
Arrangers:

(1) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by any of the Obligors in connection with this Agreement or the transactions herein contemplated whether or not such information has been or is hereafter circulated to such Bank by the Agent or any of the Arrangers; or

(2) to assess or keep under review on its behalf the financial condition, creditworthiness or affairs of any of the Obligors, any other member of the Group or the Group as a whole.

(I) In acting as agent for the Banks under the Facility Documents the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Article 24, any information received by some other division or department of the Agent may be treated as confidential and shall not be regarded as having been given to the Agent's agency division, unless the Agent had actual knowledge thereof or as a matter of good faith (TREU UND GLAUBEN) the Banks could expect that such information would have been passed on to them. Notwithstanding anything to the contrary expressed or implied herein and without prejudice to the provisions of this paragraph (I), the Agent shall not as between itself and the Banks be bound to disclose to any Bank or any other person any information which is supplied by the Obligors to the Agent other than in ist capacity as agent hereunder.

(J) The Agent may (and if so instructed by the Majority Banks, shall) for any reason at any time retire upon not less than forty-five days' written notice to each of the parties hereto of its intention to do so and, if any such notice is given by the Agent, the Agent shall upon the appointment of a successor agent as hereinafter provided for cease to be under any further obligation as Agent hereunder. Following delivery of any such notice, the Majority Banks may appoint a successor agent and if, before the expiry of such notice, such successor agent notifies the parties hereto that it accepts such appointment, (i) each reference herein to "the Agent" shall thereafter be construed as a reference to the successor agent and (ii) the successor agent and the parties hereto other than the retiring Agent shall thereafter have such rights and obligations INTER SE as they would have had if the successor agent had been a party hereto as the Agent. If no successor agent appointed by the Majority Banks notifies the parties hereto, prior to the expiry of the Agent's notice of its intention to retire giving rise to the need to appoint the same, of its acceptance of such appointment, the Agent in consultation with the Borrower may appoint any experienced and reputable bank to be the successor agent and, if it does and such successor agent notifies the parties hereto that it accepts such appointment, (a) each reference herein to "the Agent" shall thereafter be construed as a reference to the successor agent so appointed and (b) the successor agent so appointed and the parties hereto other than the retiring Agent shall thereafter have such rights and obligations INTER SE as they would have if the successor agent so appointed had been named herein as the Agent.

(K) If any Reference Bank shall be prepaid under this Agreement or shall cease to have any Commitment or after the first drawdown cease to have any principal or interest owing to it hereunder, the Agent may in consultation with the Borrower and the Majority Banks appoint a substitute Reference Bank.

(L) The Agent shall be released from the restrictions set out in paragraph 181 of the German Civil Code (BURGERLICHES GESETZBUCH).

25. CERTIFICATES

A Bank which makes a demand in respect of (i) the amount being necessary to compensate such Bank under Article 7 (D) or (ii) its cost of funding as referred to in Article 8 (C) or (iii) the amount necessary to compensate it for any damages or losses referred to in Article 14 (D) or (iv) the amount for the time being required to compensate it for any cost as mentioned in
Article 16 (A) or (v) to indemnify it against any such claim or liability as is mentioned in Article 16 (B) shall deliver a certificate which sets out in reasonable detail the calculation of such amount and the factual basis for such calculation. Any such certificate shall constitute PRIMA FACIE evidence for the purposes hereof save for manifest error.

26. NO WAIVER

No failure to exercise and no delay in exercising on the part of the Agent or any Bank any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or future exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative to any rights or remedies provided by law.

27. PARTIAL INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be affected or impaired thereby. Any provision which is or becomes illegal, invalid or unenforceable shall be deemed to be substituted by a provision which comes as close as possible to purpose and spirit of the illegal, invalid or unenforceable provision.

28. AMENDMENTS AND WAIVERS

If authorised by the Majority Banks, the Agent may (except where any other authority is required for the same by the provisions of this Agreement) grant waivers or vary the terms of the provisions of this Agreement. Any such waiver or variation so authorised and effected by the Agent shall be binding on all the Banks and the Agent shall be under no liability whatsoever in respect of any such waiver or variation, provided always that, except with the prior consent of all the Banks, nothing in this Article 28 shall authorise:

(1) any reduction in any rate at which interest or any fee is payable under this Agreement;

(2) any extension of the date for, or alteration in the amount or currency of, any payment of principal, interest, fees or any other amount payable under this Agreement or any extension of the Final Maturity Date;

(3)    any increase in or decrease of (i) any Bank's Total Commitment and
       (ii) the commitment of Deutsche Bank AG, Reutlingen Branch as set out in the Sixth Schedule;

(4) any variation of a term of this Agreement which expressly provides for the consent of all the Banks; and

(5) any variation of Article 1 Definition of "Majority Banks" and "EURIBOR", Article 2 (The Facilities), Article 15 (Set-off and Redistribution of Payments), Article 17 (Guarantee), Article 20 (Financial Covenants), Article 29 (Change of Lending Office and Assignments), or this Article 28;

provided that any such waiver or variation relating to Article 24 or otherwise affecting the rights and/or obligations of the Agent shall also require the consent of the Agent and provided further that any such variation affecting the rights and/or obligations of an Obligor shall also require the consent of such Obligor.

29. CHANGE OF LENDING OFFICE AND ASSIGNMENTS

(A) None of the Obligors may assign or transfer all or any of its rights, benefits and obligations hereunder without the prior written consent of all the Banks.

(B) Any Bank may at any time (i) change its Lending Office by notifying such other office to the Agent or (ii) assign and transfer with the prior consent of the Borrower (such consent not to be unreasonably withheld), any of its rights or obligations under this Agreement to another bank or financial institution provided (i) such assignment shall be made in minimum amounts of DM 10 million (or following its introduction Euro 5 million) and
(ii) that no consent of the Borrower shall be required (a) if the transferee is another Bank or an affiliate of the transferor or (b) following the occurrence of an Event of Early Repayment.

(C) A Bank may neither assign or transfer any of its rights arising out of an Advance separately from any corresponding share of its Revolving Credit Facility Commitment under this Agreement (save for cases where such assignment is made in order to avoid or mitigate any withholding tax on account of which no payment would have to be made to such Bank pursuant to
Article 13 (A) (1)) nor assign or transfer any part of its Revolving Credit Facility Commitment under this Agreement separately from its rights arising out of its corresponding participation in any existing Advance(s).

A transfer and assignment may be effected only by the delivery to the Agent of a duly completed and duly executed Transfer Certificate (subject to the minimum transfer amount set out therein) in which event, on the transfer date(s) specified in such Transfer Certificate:

(i) to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer its rights, benefits and obligations hereunder, each of the Obligors and such Bank shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights, benefits and obligations being referred to in this paragraph (C) as "DISCHARGED RIGHTS AND OBLIGATIONS");

(ii) each of the Obligors and the transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such transferee have assumed and/or acquired the same in place of such Obligor and such Bank; and

(iii) the Agent, the Arrangers, such transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer

The Agent shall give notice of any such transfer and assignment to the Borrower.

(D) If as a direct or, on the basis of information which is in the public domain, foreseeable result of any change of Lending Office or any assignment and transfer as referred to in paragraph (B) at the time of such change of Lending Office or such assignment and transfer or immediately thereafter any Obligor would be liable to make a payment pursuant to Article 13 (A) (1) or
Article 16 (A) or to pay an indemnification pursuant to Article 16 (B), then the obligation to make such payment or to pay such indemnification shall not arise, unless such change of Lending Office or transfer and assignment was made pursuant to Article 16 (D).

(E) Each transferee shall pay to the Agent for its own account on the transfer date(s) (as set out in the Transfer Certificate) a registration fee of DM 2,000 (EURO 1,000 following the commencement date), payable under pre-advice.

(F) A Bank may disclose information relating to the Obligors and any other member of the Group or this Agreement and the Facility to its auditors, legal, tax and other professional advisers upon their request but in each case only where the same are advising on matters relating to the Facility or performing their auditing functions; or to any actual or potential assignee or transferee or any person with whom it may in accordance with paragraph (A) enter into a transfer, assignment or other agreement in relation to this Agreement.

(G) Each Bank (and Deutsche Bank AG, Reutlingen Branch) (the "ASSIGNOR") may assign and transfer its commitment under the Ancillary Facility to which it is party provided that the assignee accepts any relevant obligation assumed by the Assignor hereunder.

30. LANGUAGE

Each document, instrument, certificate, statement or notice referred to herein or to be delivered hereunder shall, if not in the English language, be accompanied by an English translation thereof (certified to be true and correct by a duly authorized officer of the person making or delivering the same), provided that the documents delivered pursuant to the Second Schedule and (with the consent of the Agent) any other documents originating from a public register may be delivered in their respective original language.

31. APPOINTMENT OF WGMH AS REPRESENTATIVE

The Obligors hereby appoint WGMH as their representative with respect to any declaration or notice or negotiation to be made hereunder or in connection herewith (including, but not limited to a Notice of Borrowing) and authorize WGMH to sign/or dispatch or receive on its behalf all documents and notices to be signed and/or dispatched by it under or in connection with this Agreement.

32. NOTICES

(A) Each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by telefax or letter save that any Notice of Borrowing shall, if made by telefax, be confirmed by letter (provided that failure to provide such letter shall not invalidate the original communication) and save that the documents listed in the Second Schedule shall be received by the Agent in the original version.

(B) Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by fifteen days' written notice to the Agent specified another address) be made or delivered to that other person at the address identified with its signature below (or, in the case of a transferee, at the end of the Transfer Certificate to which it is a party as transferee) and shall be deemed to have been made or delivered when despatched (in the case of any communication made by letter) when left at that address or (in the case of any communication by telefax) when actually received, provided that any communication or document to be made or delivered to the Agent shall be effective only when received by the Agent and then only if the same is expressly marked for the attention of the department identified with the Agent's signature below (or such other department as the Agent shall from time to time specify for this purpose) and provided further that if the time of receipt of any communication or document is not a business day in the country of the addressee or is not within working hours, such communication or document shall be deemed to have been received at the opening of business on the next Business Day.

33. APPLICABLE LAW AND JURISDICTION

(A) This Agreement and all rights and obligations hereunder shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

(B) For the benefit of the Agent, the Arrangers and each Bank, each of the Obligors agrees that any legal action or proceedings arising out of or in connection with this Agreement may be brought in the Regional Court (LANDGERICHT) in Frankfurt am Main. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Agent and the Banks or any of them to bring any legal action or proceedings with respect to this Agreement in any other competent jurisdiction. The Obligors hereby irrevocably authorize WGMH, Muhleweg 5, 72800 Eningen, Federal Republic of Germany, as its agent for service of process relating to the commencement of any proceedings or legal action out of or in respect to this Agreement before the Regional Court (LANDGERICHT) in Frankfurt am Main. Nothing herein contained shall affect the right of the Agent or the Banks or any of them to serve process in any other manner permitted by law.

(C) Not withstanding the foregoing, for the benefit of the Agent, the Arrangers and each Bank, the Obligors hereby submit to the non exclusive jurisdiction of, agree that any legal action or proceeding arising out of this Agreement may be brought in any United States Federal or State Court sitting in the State of New York, and waive the defence of forum non convenience on inconvenient forum and any all rights to trial by jury in any legal proceeding (whether in New York or elsewhere) arising out of or relating to any of the Finance Documents. The submission to such jurisdiction and such waiver shall not (and shall not be construed so as to) limit the right of the Agent, the Arrangers and the Banks any of them to bring any legal action or proceedings with respect to this Agreement in other competent court or jurisdiction.

34. COUNTERPARTS

This Agreement shall be executed in any number of counterparts, each of which shall constitute an original.

THE BORROWER

WAVETEK WANDEL & GOLTERMANN, INC.
11995 El Camino Real, # 301
San Diego, CA 92130
USA
Tel.:  [001] 619 / 7932300
Fax:   [001] 619 / 7932310


By:    WAGNER        EISEMANN



THE GUARANTOR

WANDEL & GOLTERMANN TECHNOLOGIES, INC.
1030 Swabia Court
Research Triangle Park
North Carolina
USA
Tel.:  [001] 919 / 941 5730
Fax:   [001] 919 / 941 5751


By:    WAGNER        R. SCHMID



THE ARRANGERS

COMMERZBANK AKTIENGESELLSCHAFT
Kaiserplatz
60261 Frankfurt am Main
Tel.:  [+49] 69 / 1362-4815
Fax:   [+49] 69 / 1362-9556


By:    BECKMANN             SCHOPP

DEUTSCHE BANK AG
Taunusanlage 12
D-60262 Frankfurt
Tel.:  [+49] 69 / 910-33806
Fax:   [+49] 69 / 910-38793


By:    GAAB                 MURB



THE AGENT

COMMERZBANK INTERNATIONAL S.A.
11 Rue Notre Dame
L-2240 Luxembourg

Tel.:  [+352] 477911-1
Fax:   [+352] 477911-386


By:    BECKMANN



THE BANKS

COMMERZBANK AKTIENGESELLSCHAFT, REUTLINGEN BRANCH
Unter den Linden 1
D-72762 Reutlingen
Tel.: [+49] 7121 / 304-0
Fax: [+49] 7121 / 304-182


By:    SCHOPP        BECKMANN



DEUTSCHE BANK LUXEMBOURG S.A.
2, boulevard Konrad Adenauer
L-1115 Luxembourg
Tel.: [+352] 42122-331 or -292
Fax: [+352] 42122-287


By:    GAAB                 MURB

BADEN-WURTTEMBERGISCHE BANK AG, REUTLINGEN BRANCH
Marktplatz 9
D-72764 Reutlingen
Tel.: [+49] 7121/ 3195-50
Fax: [+49] 7121 / 3195-93


By:    K.-D. KOPKA   ARNDT



LANDESGIROKASSE OFFENTLICHE BANK UND LANDESSPARKASSE
Kronenstrasse 20
D-70173 Stuttgart
Tel.: [+49] 711 / 129 2693
Fax: [+49] 711 / 129 3996


By:    KOCH                 EISENMANN



ADDITIONAL LENDER

DEUTSCHE BANK AG, REUTLINGEN BRANCH
Kaiserpassage 1
D-72764 Reutlingen
Tel.: [+49] 7121 / 335 100
Fax: [+49] 7121 / 335 112


By:    BEER                 T. HOSLE



For the purpose of the Protocol annexed to the Convention on Jurisdiction and the Enforcement in Civil and Commercial Matters signed at Brussels on 27 September 1968 (as amended) we hereby expressly and specially confirm our agreement with the provisions of Article 33 (B) hereof which provides for our submission to the non- exclusive jurisdiction of the Regional Court in Frankfurt am Main.

BECKMANN                           GAAB   MURB
____________________________       ____________________________

COMMERZBANK INTERNATIONAL S.A.     DEUTSCHE BANK LUXEMBOURG S.A.